U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              Sooner Holdings, Inc.
                 (Name of small business issuer in its charter)


   Oklahoma                           7380                           73-1275261
--------------            ----------------------------             -------------
  (state of               (Primary Standard Industrial             (IRS Employer
incorporation)             Classification Code Number)              I.D. Number)

                                 2534 West I-40
                             Oklahoma City, OK 73108
                                  405-236-8332
             -------------------------------------------------------
             (Address and telephone number of registrant's principal
               executive offices and principal place of business)

                               R.C. Cunningham II
                                 2534 West I-40
                             Oklahoma City, OK 73108
                                  405-236-8332
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:
              Thomas J. Kenan, Esq., Fuller, Tubb, Pomeroy & Stokes
                      201 Robert S. Kerr Avenue, Suite 1000
                             Oklahoma City, OK 73102

        Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee

   Title of                         Proposed       Proposed
  each class                         maximum        maximum
 of securities       Amount         offering       aggregate      Amount of
    to be             to be           price        offering      registration
  registered       registered       per unit         price           fee
--------------------------------------------------------------------------------
 Common Stock      1,000,000      $__________(1) $__________(1)      $78 (1)
--------------------------------------------------------------------------------

(1) These 1,000,000 shares are to be offered by one selling shareholder from time to time at fluctuating market prices. The registration fee for these shares is based on the average of a bid price of $0.25 and an ask price of $0.34 on September 25, 2000 on the OTC Bulletin Board. Reg. 230.457(c).

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

                                                                      PROSPECTUS

                              SOONER HOLDINGS, INC.

                        1,000,000 Shares of Common Stock

        1,000,000 shares of common stock are being offered by one selling security holder, Brian Bothroyd of Edmond, Oklahoma. None of the proceeds of sale will go to the company. All proceeds will go to the selling security holder and for the payment of his brokerage commissions. Mr. Bothroyd is a director of Sooner Holdings and a director and chief executive officer of Sooner Communications, Inc., a wholly-owned subsidiary of Sooner Holdings.

        The selling security holder will offer the 1,000,000 shares from time to time in the over-the-counter market through brokers at fluctuating market prices. He may also offer the shares in negotiated transactions, through the writing of options on the securities, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.


                            -------------------------
               Our common stock trades on the OTC Bulletin Board.
                          Its trading symbol is "SOON".
                            -------------------------





The purchase of these shares involves a Neither the Securities and Exchange high degree of risk. See "Risk Factors," Commission nor any state securities
beginning on page 1.                      commission has approved or disapproved
                                          these securities or determined if this
                                          offering  memorandum  is  truthful  or
                                          complete.  Any representation  to  the
                                          contrary is a criminal offense.


                              Sooner Holdings, Inc.
                                 2534 West I-40
                             Oklahoma City, OK 73108
                             Telephone 405-236-8332
                               September ___, 2000

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----
Summary ...................................................................   1
        Our Company .......................................................   1

Risk Factors ..............................................................   1
        1.     We have no history of earnings .............................   1
        2.     We have been dependent upon our president,
               R.C. Cunningham II, to provide the capital
               for us to remain in business. The loss of him
               could have a materially adverse effect upon
               the company ................................................   1
        3.     Our new product, the CadeumTM, a computer
               hardware and software  product that  provides
               unified messaging services for telecommunications
               service providers, is still in the Beta testing
               stage and is unproven .....................................    1
        4.     The loss of one or more of our executive
               and operating officers could have a
               materially adverse effect on our company ..................    1
        5.     The market for our common stock is
               poorly developed.  Purchasers of our
               securities should anticipate a thin
               and volatile market .......................................    2

Use of Proceeds ..........................................................    2

Determination of Offering Prices .........................................    2

The Selling Security Holder ..............................................    2

Plan of Distribution .....................................................    3

Legal Proceedings ........................................................    4

Directors, Executive Officers, Promoters and
        Control Persons ..................................................    4

Securities Ownership of Certain Beneficial
        Owners and Management ............................................    7

Description of Securities ................................................    9
        Common Stock .....................................................    9
               Voting Rights .............................................    9
               Dividend Rights ...........................................    9
               Liquidation Rights ........................................    9
               Preemptive Rights .........................................    9
               Registrar and Transfer Agent ..............................    9
               Dissenters' Rights ........................................    9
        Preferred Stock ..................................................   10

Interest of Named Experts and Counsel ....................................   10

Indemnification ..........................................................   10

Description of Business ..................................................   11
        Summary and Development of the Company ...........................   11
        Business Description .............................................   13
        General ..........................................................   15
               Seasonality ...............................................   15
               Government Regulation .....................................   15
               Marketing .................................................   15
               Employees .................................................   16
               Competition ...............................................   16
        Patents ..........................................................   17
        Government Approval of Principal Products;
               Government Regulations ....................................   17
        Costs and Effects of Complying with
               Environmental Laws ........................................   17
        Working Capital Requirements .....................................   17
        Product Research and Development .................................   18
        Additional Employees .............................................   18

Description of Property ..................................................   18

Management's Discussion and Analysis .....................................   21
        Background and Introduction ......................................   21
        Liquidity and Capital Resources ..................................   22
           Interim Results ...............................................   22
        Results of Operations ............................................   23
           Interim Results ...............................................   24
        Capital Expenditures and Commitments..............................   25
        Going Concern and Management Plans ...............................   25
        Capital Expenditures and Commitments .............................   26
        Factors That May Affect Future Results ...........................   26
        Forward-Looking Statements .......................................   26

Certain Relationships and Related Transactions ...........................   27

Market for Common Equity and Related
        Stockholder Matters ..............................................   28
        Shareholders .....................................................   29
        Dividend Information .............................................   29

Penny Stock Regulations ..................................................   29
        The Penny Stock Suitability Rule .................................   30
        The Penny Stock Disclosure Rule ..................................   30
        Effects of the Rule ..............................................   31
        Potential De-Listing of Common Stock .............................   33
        Reports to Security Holders ......................................   33
Executive Compensation ...................................................   33
        Stock Options ....................................................   33
        Directors ........................................................   33
        Employment Contracts .............................................   33

Changes in and Disagreements With Accountants on
        Accounting and Financial Disclosure ..............................   34

Additional Information ...................................................   34

Financial Statements .....................................................   34

                                     SUMMARY

        Our  Company.   Our  company,  Sooner  Holdings,  Inc.,  operates  three
businesses through three wholly-owned subsidiaries -

        o a minimum-security correctional facility for women offenders in Oklahoma City, Oklahoma,

        o a multi-unit "business park" rental property in Oklahoma City, Oklahoma for business and industrial tenants, and

        o the provision to telecommunications carriers of a new, Class 5, hardware and software computer-based platform, called "Cadeum."

                                  RISK FACTORS
                                  ------------

        The following principal factors make the offering described herein speculative and one of high risk. An investment in the shares should not be made by persons who cannot afford the loss of their entire investment.

        1.     We have no history of earnings.

               At December 31, 1999 we had a stockholders' deficit of $684,782 and a working capital deficiency of $96,224. Our auditors state that these factors among others raise substantial doubt about our ability to continue as a going concern.

        2. We have been dependent upon our president, R.C. Cunningham II, to provide the capital for us to remain in business. The loss of him could have a materially adverse effect upon the company.

               We have stayed in business only because Mr. Cunningham has provided equity and debt capital to the company. He is today a guarantor of the repayment of significant debt of the company. We have no substitute for him should we lose him.

        3. Our new product, the CadeumTM, a computer hardware and software product that provides unified messaging services for telecommunications service providers, is still in the Beta testing stage and is unproven.

               During May, 2000, we launched an initiative in the telecommunications industry and have committed our resources to its development and exploitation. The initial test results are positive, but we are not yet able to assess its commercial value.

        4. The loss of one or more of our executive and operating officers could have a materially adverse effect on our company.

               Our minimum-security correctional facility for women offenders operates at a profit due to the executive abilities of Ron Alexander, a director of Sooner Holdings and chief executive officer of ND Acquisition Corp., our wholly-owned subsidiary. It is unlikely that we could replace him without disrupting the corrections segment of our company.

               Our Sooner Communications, Inc. subsidiary depends entirely on the services of Brian Bothroyd, its chief executive officer, a director of Sooner Holdings and the selling security holder of the shares offered through this Prospectus. Our company has no other experience other than Mr. Bothroyd's expertise in this new business segment of our company.

        5. The market for our common stock is poorly developed. Purchasers of our securities should anticipate a thin and volatile market.

               There are many days when our common stock does not trade at all in the over-the-counter market. The spread between the quoted bid and ask prices is usually great. The stock has never traded above $5, the price required to remove certain trading requirements imposed on Bulletin Board "penny stocks." Until these trading requirements are removed, many brokerage firms will not allow their brokers to recommend our stock for purchase by their customers.

                                 USE OF PROCEEDS

        All proceeds from the sale of the 1,000,000 shares of common stock will go to the selling security holder for his own personal use after the payment of any brokerage commissions.

                        DETERMINATION OF OFFERING PRICES

        The selling security holder proposes to sell his shares primarily through broker-dealers at prevailing market prices. He may also offer the securities in private transactions at negotiated prices.

                           THE SELLING SECURITY HOLDER

        The selling security holder is Brian Bothroyd of Edmond, Oklahoma.

        Mr. Bothroyd has been a director of Sooner Holdings and the chief executive officer of its wholly-owned subsidiary, Sooner Communications, since April, 2000.

        The selling security holder's ownership of our common stock, both before and after the offering, is as follows:

                                                                 Percent
        Selling Security Holder              Amount              of Total
        -----------------------              ------              --------

        Brian Bothroyd:
        --------------

         Owns now                           3,000,000              17.8

         Owned after sale of
         1,000,000 shares                   2,000,000              11.8



                              PLAN OF DISTRIBUTION

        The selling security holder may effect sales from time to time in transactions in the over-the-counter market at market prices prevailing at the time of sale or in negotiated transactions at negotiated prices. Sales could be made at fixed prices, which he could change.

        The selling security holder may effect such transactions by selling the securities directly to a purchaser, through broker-dealers acting as agents or to broker-dealers who may purchase the securities as principals and thereafter sell the securities from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling security holder or the purchaser for whom such broker-dealers may act as agents or to whom they may sell as principals. The compensation as to a particular broker-dealer may be in excess of customary commissions.

        The selling security holder and broker-dealers, if any, acting in connection with any such sale might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

        With respect to the plan of distribution for the sale by the selling security holder as stated above,

        o to the extent that the securities are sold at a fixed price or by option at a price other than the prevailing market price, such price would need to be set forth in this prospectus;

        o      if  the  securities  are  sold  in  block  transactions  and  the
               purchaser  wishes  to  resell  the  securities  purchased,   such
               arrangements would need to be described in this prospectus; and

        o if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction in this prospectus would be required.

        We have been advised that the selling security holder understands the prospectus delivery requirements for sales made pursuant to this prospectus and that, if there are changes to the stated plan of distribution or if additional information as noted above is needed, a post-effective amendment with current information would need to be filed before offers are made and no sales could occur until such amendment is declared effective.

                                LEGAL PROCEEDINGS

        Neither Sooner Holdings nor any of its property is a party to or the subject of a pending legal proceeding.

        We are unaware of any proceeding that a governmental authority is contemplating that would involve us or any of our property.

        We are unaware of any material proceeding to which any director, officer or affiliate of the company, any owner of record of or beneficially of more than five percent of any class of voting securities of the company, or security holder is a party adverse to the company or has a material interest adverse to the company.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors of Sooner Holdings, Inc.
----------------------------------

        The current directors of the Company and their principal occupation are listed below. R.C. Cunningham III is the son of R.C. Cunningham II, the president and chairman. The ownership amount and percent represents shares of the Company's common stock beneficially owned by each of them as of July 31, 2000:

                                                                  Ownership(1)
                                                                  ------------
                            Director
     Name              Age   Since    Principal Occupation     Amount    Percent
     ----              ---  --------  --------------------     ------    -------

R.C. Cunningham II      73  06/01/89  Chairman and President, 6,394,081    37.8
                                      Sooner Holdings, Inc.

Ron Alexander, Sr.(2)   58  12/31/99  Vice President, ND      1,442,000     8.5
                            (apptd    Acquisition Corp.
                            12/31/99)

Brian Bothroyd          37  04/25/00  President, Sooner       3,000,000    17.8
                                      Communications, Inc.

R.C. Cunningham III     35  07/03/97  Vice President,            72,129       *
                                      Sooner Holdings, Inc.
-------------------------

*       Less than 1%

(1) The amount and percent of ownership is based on the total shares of common stock outstanding of 16,888,016 shares as of June 30, 2000.

(2) Includes 242,000 shares owned by C&R Investments, LLC ("CRI") of which Mr. Alexander is president and sole owner (see further discussion under "Relationship with C&R Investments" under Item 12 - Certain Relationships and Related Transactions).

Directors of the Subsidiaries.
-----------------------------
                                                                        Director
     Name              Age   Principal Occupation        Subsidiary       Since
     ----              ---   --------------------        ----------     --------


R.C. Cunningham II      73   Chairman and President,     CO Park        06/01/89
                             Sooner Holdings, Inc.       NDAC           09/04/97

R.C. Cunningham III     35   Vice President, Secretary   CO Park        07/03/97
                             Sooner Holdings, Inc.       NDAC           09/04/97

Brian Bothroyd          37   President, Sooner           Sooner         04/25/00
                             Communications, Inc.        Communications


Resumes of Directors

        R.C. Cunningham II. Mr. Cunningham has been the chairman of the board and president of the Company since June 1988 and of two of is subsidiaries:
Charlie O Beverages, Inc. and Charlie O Business Park Incorporated since their respective inceptions. From 1965 to 1986, Mr. Cunningham was in the construction business as CEO and owner of Rayco Construction Company. Mr. Cunningham continues to serve as president of Midwest Property Management and Service Co., Inc., a company involved in real estate property management.

        R.C. Cunningham III. Mr. Cunningham has been the secretary and a director of the Company since July 1997 and the treasurer since March 1998. Mr. Cunningham has also been the secretary of two of its subsidiaries: Charlie O Beverages, Inc. and Charlie O Business Park Incorporated since July 1997 and the secretary and treasurer of SDPI since December 1997 and of NDAC since September 1997. From May 1988 to present, Mr. Cunningham has been continuously employed as a mortgage banker with various lending institutions. In June of 2000 he joined Sooner Holdings full time as vice president. Mr. Cunningham has a BA Decree in real estate finance from the University of Oklahoma.

        Ronnie M. Alexander, Sr. Mr. Alexander became a director of the Company in 1999 and has been director of operations of NDAC since 1996. He was appointed vice president of NDAC as of December 31, 1999. His employment background includes various sales positions, commercial real estate broker, and retail management positions. Mr. Alexander holds a degree from the University of Oklahoma.

        Brian Bothroyd. Mr. Bothroyd has over ten years' experience in the telecommunications industry. In 1990 he became a sales representative with Westel, Inc. of Austin, Texas. Westel is a long distance communications carrier. He was promoted to sales manager and then to branch manager. In 1995 he left Westel and co-founded and served as president of ComSource, Inc., a company that markets domestic and wholesale international termination to long distance service providers. He still serves as ComSource's president. He joined Sooner Holdings in April 2000 and organized its Sooner Communications subsidiary, of which he is president. Mr. Bothroyd is a full-time employee of Sooner Communications but performs his duties as president of ComSource in his otherwise spare time.

Executive Officers, Promoters and Control Persons

        The current executive officers of the Company as of July 1, 2000, or its subsidiaries and their positions held in the Company or its subsidiaries are listed in the table below. Officers are appointed by the board. R.C. Cunningham III is the son of R.C. Cunningham II, the president and chairman of the Company.

        Name          Age               Title                      Officer Since
        ----          ---               -----                      -------------

R.C. Cunningham II     73   CEO and President, Sooner Holdings, Inc.   06/01/88*
                            CEO and President, Charlie O Business
                              Park Incorporated                        03/15/91*
                            CEO and President, ND Acquisiton
                              Corp.                                    09/04/97*
                            Secretary, Sooner Communications, Inc.     04/26/00

Ron Alexander, Sr.     58   Vice President, ND Acquisition Corp.       06/01/98

Brian Bothroyd         37   President, Sooner Communications, Inc.     04/25/00*

R.C. Cunningham III    35   Secretary, Sooner Holdings, Inc.           07/03/97
                            Treasurer, Sooner Holdings, Inc.           03/31/98
                            Secretary and Treasurer, Charlie O
                              Business Park Incorporated               07/03/97
                            Secretary and Treasurer, ND Acquisition
                              Corp.                                    09/04/97*
                            Vice President, Sooner Holdings, Inc.      07/01/00*
-------------------------

*       Date of inception of the respective companies.

        No executive officer, director, person nominated to become a director, promoter or control person of our company has been involved in legal proceedings during the last five years such as

        o      bankruptcy,

        o criminal proceedings (excluding traffic violations and other minor offenses), or

        o      proceedings   permanently  or  temporarily  enjoining,   barring,
               suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

        o Nor has any such person been found by a court of competent jurisdiction in a civil action, or the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

                SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

        The table below sets forth as of August 8, 2000 the beneficial ownership of securities of the company by the officers and directors, individually, and as a group, and each person who is known to the company to be the beneficial owner of more than five percent of the company's voting securities:

    Name and Address of               Number of Common             Percent of
     Beneficial Owners                    Shares(1)                   Class
    -------------------               ----------------             ----------

R.C. Cunningham II(5)(6)(8)               6,394,081                   37.8
2534 West Interstate 40
Oklahoma City, OK 73103

Brian Bothroyd(2)(8)                      3,000,000                   17.8
216 Johndoll Drive
Gurthrie, OK 73044

Sheldon L. Miller(3)                        502,718                    2.9
3000 Town Center, Suite 1700
Southfield, MI 48075

Michael S. Williams(4)                    1,006,256                    6
3710 East Kent Drive
Phoenix, AZ 85044

Lanny R. Lang(5)                            729,183                    4
3536 East Saltsage Drive
Phoenix, AZ 85044

R.C. Cunningham III(6)(8)                    72,129                   *
2340 Belle View Road
Oklahoma City, OK73112

Ron Alexander, Sr.(7)(8)(9)               1,442,000                    8.5
2901 McGee Street
Norman, OK 73072

Marilyn C. Kenan, Trustee                 1,047,778                    6.2
Marilyn C. Kenan Trust
212 Northwest 18th Street
Oklahoma City, OK 73103

All officers and directors as            10,908,210                   65.0
a group (4 persons)
-------------------------

*       Less than 1%

        Unless otherwise indicated, to the company's knowledge, each person or group possesses sold voting and sole investment power with respect to the shares shown opposite the name of such person or group. Shares not outstanding, but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days, are treated as outstanding only when determining the amount and percent owned by such person or group.

(1) The number of shares and percent are based on the current number of shares of common stock outstanding of 16,888,016 shares.

(2)     Mr. Bothroyd is the selling security holder named in this Prospectus.

(3) Mr. Miller owns approximately 30% of Aztore, which he received under that company's bankruptcy plan, but has waived dispositive control of shares owned by Aztore and, therefore, such shares are not included.

(4) Includes 384,809 shares owned by Aztore of which Mr. Williams is president and CEO (see further discussion under "Relationship with Aztore Holdings, Inc." under Item 12 Certain Relationships and Related Transactions).

(5) Includes 15,661 shares of common stock owned by Lang Financial Services, Inc. of which Mr. Lang is the president and sole owner. Includes 384,809 shares owned by Aztore of which Mr. Lang is secretary and treasurer (see further discussion under "Relationship with Aztore Holdings, Inc." under
        Item 12 - Certain Relationships and Related
        Transactions).

(6)     An officer and director of the company.

(7)     A director of the company.

(8)     An officer of a subsidiary.

(9) Includes 242,000 shares of common stock owned by C&R Investments of which Mr. Alexander is the president and sole owner.

        There are no arrangements which may result in a change in control of the company.

                            DESCRIPTION OF SECURITIES
                            -------------------------

        The company is authorized to issue 100 million shares of common stock, $0.001 par value, and 10 million shares of preferred stock, $0.001 par value. The presently outstanding 16,888,016 shares of common stock are fully paid and nonassessable.

Common Stock
------------

        Voting Rights. Holders of shares of common stock are entitled to one vote a share on all matters submitted to a vote of the shareholders. Shares of common stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the board of directors can elect all members of the board of directors.

        Dividend Rights. Holders of record of shares of common stock are entitled to receive dividends when and if declared by the board of directors out of funds of the company legally available therefor.

        Liquidation Rights. Upon any liquidation, dissolution or winding up of the company, holders of shares of common stock are entitled to receive pro rata all of the assets of the company available for distribution to shareholders after distributions are made to the holders of the company's preferred stock.

        Preemptive Rights.   Holders of  common stock do not have any preemptive
rights to subscribe for or to purchase any stock, obligations or other securities of the company.

        Registrar and Transfer Agent. The company's registrar and transfer agent is Computershare Trust Company, Inc., 12039 West Alameda Parkway, Lakewood,
Colorado 80228, telephone 303-984-4072.

        Dissenters' Rights. Under current Oklahoma law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the company to purchase his shares. Dissenters' rights commonly arise in extraordinary transactions such as

        o      mergers,

        o      consolidations,

        o      reorganizations,

        o      substantial asset sales,

        o      liquidating distributions, and

        o      certain amendments to the company's certificate of incorporation.

Preferred Stock
---------------

        The company is also authorized to issue 10 million shares of preferred stock, $0.001 par value.

        The preferred stock or any series of preferred stock has no qualities or preferences over the common stock until the board of directors acts. The board can designate discreet series of the preferred stock. By board resolution it can carve out a series of preferred stock with specific qualities or preferences.

        There are no provisions in the company's charter or bylaws that would delay, defer or prevent a change in control of the company.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

        Thomas J. Kenan is named in the registration statement of which this prospectus is a part as having given an opinion on the validity of the offered securities. His spouse, Marilyn C. Kenan, is the trustee and sole beneficiary of the Marilyn C. Kenan Trust, which is the record owner of 1,047,778 shares of common stock of the company. Mr. Kenan disavows any beneficial interest in the shares owned of record by such trust.

                                 INDEMNIFICATION

        Under Oklahoma corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are parties or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnification includes reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

        With  respect  to  any  criminal   action  or  proceeding,   these  same
indemnification authorizations apply if these persons had no reasonable cause to believe their conduct was unlawful.

        In the case of any action by the corporation against such persons, the corporation is authorized to provide similar indemnification. But, if any such persons should be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification.

        To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Oklahoma law provides that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

        Indemnification and payment of expenses provided by Oklahoma law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any bylaw, agreement, or vote of stockholders or disinterested directors. In such regard, a Oklahoma corporation behalf of any person who is or was a director, officer, employee or agent of the corporation.

        As a result of such corporation law, Sooner Holdings may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents, as such.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

Summary and Development of the Company

        Our company, Sooner Holdings, Inc., an Oklahoma corporation, was formed in 1986 to enter the in-home soda fountain business. We never developed this business into a national market. Subsequently, we evolved into a multi-subsidiary holding company in diverse businesses. From 1993, when we were restructured, until June 1998 we sought acquisitions. In November 1987 we acquired a business park from R.C. Cunningham II, our president and a director. In June 1998 we acquired, through our subsidiary ND Acquisition Corp., the assets and certain liabilities of New Direction Centers of America, L.L.C. and entered the minimum security correctional business. In May 2000 we purchased the rights to a new, Class 5, hardware and software computer-based platform that resembles the computer-based soft switch. We named it "Cadeum" and organized a wholly-owned subsidiary, Sooner Communications, through which we will market Cadeum to telecommunications carriers.

        We currently operate primarily through three subsidiaries, ND Acquisition Corp., Sooner Communications, Inc., and Charlie O Business Park Incorporated. These subsidiaries and a brief summary of their businesses follows:

ND Acquisition
--------------

        ND Acquisition Corp. owns and operates a minimum security correctional facility for women offenders. The facility is located in Oklahoma City, Oklahoma. ND Acquisition was formed in 1997 as a wholly owned subsidiary and began operations upon our acquisition in June 1998 of the assets and certain liabilities of New Direction Centers of America, L.L.C., an Oklahoma-based private correctional business.

Sooner Communications
---------------------

        Sooner Communications was formed in April, 2000 and immediately acquired all the rights to a new hardware and software computer-based platform that resembles the computer-based soft switch. Two Oklahoma City engineers had developed the platform.

        The platform is called "Cadeum." In its present form - it is still under development, it offers a unified messaging product.

Charlie O Business Park
-----------------------

        Charlie O Business Park operates a multi-unit rental property for business and industrial tenants located in Oklahoma City, Oklahoma. Charlie O Business Park became an operating subsidiary upon its formation in November 1987 and is 100% owned by the Company.

Discontinued Businesses
-----------------------

        Sooner  Holdings  also owned  100% of SD  Properties,  Inc.  and 100% of
Charlie O Beverages, Inc. During fiscal 1997 and early 1998 the Company discontinued the two substantially inactive businesses operated by these two subsidiaries. SD Properties was merged with the company on December 31, 1999. Charlie O Beverages was spun off to existing shareholders of the company as of January 15, 1999.

Business Description

The Correctional Business
-------------------------

        ND Acquisition entered the minimum-security correctional business in June 1998 by acquiring the assets and certain liabilities of New Direction Centers of America, L.L.C. ND Acquisition owns and operates a minimum-security correctional facility, which houses 160 inmates in Oklahoma City, Oklahoma, as of August 15, 2000. A non-secure residential facility, known as a halfway house, provides residential correctional services for offenders in need of less supervision and monitoring than are provided in a secure environment. Offenders in minimum-security correctional facilities are typically allowed to leave the facility to work in the immediate community or participate in community based educational and vocational training programs during daytime hours. Generally, persons in community correctional facilities are serving the last six months of their sentence.

        In addition to providing the fundamental residential services relating to the security of facilities and the detention and care of inmates, ND Acquisition has developed a broad range of in-facility rehabilitative and educational programs. These programs include substance abuse treatment and counseling, vocational training, life skills training, and behavioral modification counseling. ND Acquisition believes that its strategy of offering a wide variety of programs and services will increase its marketing opportunities.

        As of August 15, 2000, ND Acquisition operates one correctional facility with an aggregate design capacity of 300 beds. It has one significant contract with the Oklahoma Department of Corrections. Compensation is paid to us based on a per-person, per-day basis. Revenues from this one contract accounted for 81 percent of our revenue in 1999.

The Telecommunications Business
-------------------------------

        Our Sooner Communications subsidiary has purchased all the rights to, and is continuing the development of a product we call "Cadeum." Cadeum combines computer-based hardware and software, developed specifically for telecommunications carriers. For instance, a customer of a telecommunications provider that offers Cadeum to its customers can access his e-mail by telephone and have it read to him by a synthetic voice. Cadeum will host other unified messaging products.

        The Cadeum product is being Beta tested now within the regional network of a 20-year-old, regional, integrated telecommunications service provider. The strategy of Sooner Communications is to market Cadeum to telecommunications providers who will then market it to their existing customer base as well as new customers.

        The first phase of installation is to integrate Cadeum - which hosts Class 5 enhanced features - into a legacy, Class 4 switching environment.

        We believe our Cadeum product will be eagerly accepted by the regional telecommunications providers, but we await the results of the Beta test now in progress, which results we estimate will be available by October 2000.

        We expect the unified messaging segment of the telecommunications industry to grow from approximately $272 million in 1999 to over $12.5 billion by 2004. The deregulation of the telecommunications industry has spawned a host of competitors vying for the public's telephone service. A regional telecommunications provider needs to distinguish itself from the competition by offering enhanced services. We believe that our Cadeum product, with its integration of telephony products, will provide this distinction.

The Real Estate Business
------------------------

        Charlie O Business Park operates as a real estate lessor and property manager and as of June 30, 2000 leases to 23 non-related lessees. Charlie O Business Park's property includes five separate buildings, covering approximately 126,500 square feet, located at the intersection of I-40 and Agnew Street in Oklahoma City, Oklahoma. Sooner Holdings and our Sooner Communications subsidiary currently operate out of approximately 9,000 square feet in the business park. Charlie O Business Park competes with other commercial lessors in the Oklahoma City market. Its occupancy, excluding that leased to Sooner Holdings and Sooner Communications, has averaged over 90% during both 1999 and 1998.

The Discontinued Businesses
---------------------------

        SD Properties, until April 1997, held an interest in a beneficial trust that owned real estate lots in an Arizona subdivision. SD Properties' net book value in the beneficial trust was negative due to offsetting liabilities related to the trust and the underlying lots. In April 1997, SD Properties sold the interest in the beneficial trust to a related party for $1.00 and the assumption of all liabilities plus an agreement to share future profits, if any, with Sooner Holdings. During 1995 to 1997 SD Properties commenced a business that markets and services construction contracts. This business did not develop after the initial contracts, was terminated in early 1998, and merged into Sooner Holdings in December 1999.

        Charlie  O  Beverages   operated  the  original  in-home  soda  fountain
business. We were trying to sell Charlie O Beverages as a going concern or liquidate the assets of this business. Therefore, the remaining assets of Charlie O Beverages consisting of inventory and equipment were written down to their estimated realizable value. We had hoped to sell Charlie O Beverages as a going concern and therefore, realize additional value for the extensive tooling and other assets related to Charlie O Beverages business. These latter assets were written off in their entirety during 1996. Charlie O Beverages was spun off to existing shareholders of the Company as of January 15, 1999.

General

        Seasonality.    None  of   our  businesses  is  subject  to  significant
seasonality.

        Government Regulation. Our correctional services business is subject to federal, state and local regulations which are administered by a variety of regulatory authorities. Generally, providers of correctional services must comply with a variety of applicable federal, state and local regulations, including education, healthcare and safety regulations. Management contracts frequently include extensive reporting requirements. In addition, many federal, state and local governments are required to follow competitive bidding procedures before awarding a contract. Certain jurisdictions may also require the successful bidder to award subcontracts on a competitive bid basis and to subcontract to varying degrees with businesses owned by women or minorities. Correctional contracts are generally renewed on a year-to-year basis.

               ND Acquisition's failure to comply with any applicable laws, rules or regulations or the loss of any required license could have a material adverse effect on our financial condition, results of operations and liquidity. Further, our current and future operations may be subject to additional regulations as a result of new statutes and regulations and changes in the manner in which existing statutes are regulations are or may be interpreted or applied. Any such additional regulations could have a material adverse effect on our financial condition, results of operations and liquidity.

               Our business park business is subject to municipal zoning restrictions as to the type of industry that can be conducted on our property. Our property is zoned as I-2, which excludes us from leasing space to businesses in heavier industries.

               Our telecommunications carrier services business is not subject to government regulation, and we know of no probable government regulations.

        Marketing. ND Acquisition views government agencies that are responsible for state and federal correctional facilities in the United States as its primary potential customers. We maintain satisfactory relations with the Oklahoma Department of Corrections, who awards all state contracts to private corrections facilities companies in Oklahoma. We are attempting to obtain a contract with the federal Bureau of Prisons through a joint venture with a private corrections facilities company headed by former Bureau of Prisons personnel.

               We market our business park space locally through our own efforts and local real estate brokers.

               We will market our Cadeum product to telecommunications carriers of all types. We anticipate that they will market Cadeum's unified messaging capabilities to their customers. Initially, our marketing efforts will be conducted by Brian Bothroyd, the president of Sooner Communications. We anticipate our Beta test will be sufficiently concluded that we can commence marketing Cadeum during this year's third fiscal quarter.

        Employees. R.C. Cunningham II, our president and chairman of the board, works on a full-time basis for the company and all subsidiaries. Brian Bothroyd, president of our Sooner Communications subsidiary, works full time. R.C. Cunningham III and Ron Alexander both work on a full-time basis for the company.

               ND  Acquisition  has 29 full-time and six part-time  employees at
June 30, 2000. ND Acquisition employs management, administrative, clerical, security, educational services, and general maintenance personnel. ND Acquisition through subcontractors also provides health care and food service. All jurisdictions require correction officers to complete a specified amount of training prior to employment.

               Our business park employs two persons full time and one person part time. Sooner Communications employs two persons full time and one person part time. Sooner Holdings, the holding company, employs three persons full time and one person part time.

               When the need exists, we or our subsidiaries use temporary employees or subcontractors to perform administrative services.

        Competition. The private correctional services business is highly competitive, with few barriers to entry. To our knowledge, there are at least 17 companies engaged in the management and operation of privatized correctional detention facilities. ND Acquisition's competitors include local companies with significant local relationships and knowledge of local conditions, as well as companies that manage and operate facilities in many states and abroad with financial resources substantially greater than ND Acquisition's.

               ND Acquisition competes on the basis of the cost, quality and range of services offered, its experience in managing facilities, the reputation of its personnel, and its ability to design, finance and construct new facilities.

               Our business park competes with numerous commercial real estate providers in the Oklahoma City metropolitan area. Our space was fully leased from June 1998 until October 1999, when two of our tenants, who leased 17 percent of our space, closed their businesses.

               The unified messaging service offered by our Cadeum product will compete with similar unified messaging products now being introduced and developed in the U.S. by several providers of enhanced telecommunications services. To the extent of our knowledge, our competitors are marketing or will market their products directly to the retail sector. We, however, will market Cadeum to telecommunications carriers who will enhance their services for their customers with Cadeum's unified messaging product and, in time, other products we expect to develop from this Class 5 platform.

Patents

        Sooner Holdings has no patents. We will soon file for trademark and trade name protection for our Cadeum telecommunications product.

Government Approval of Principal Products; Government Regulations

        In order to obtain and maintain contracts to operate private correctional facilities, ND Acquisition has to demonstrate to the governmental agencies that supply offenders that we comply with their standards and regulations. Recently, the Oklahoma Department of Corrections retained a national authority on "halfway house" operations to assess all halfway houses in Oklahoma with regard to their compliance with an "effective interventions" agenda developed by the National Institute of Corrections. The authority reported to Oklahoma's Governor that ND Acquisition is "well on their way to having a program for female offenders that can serve as a national model."

        There is no need to obtain government approval to lease space in our business park or to sell our Cadeum product.

Costs and Effects of Complying with Environmental Laws

        There are no significant costs involved in complying with environmental laws in operating our correctional facility and our business park.

Working Capital Requirements

        We have no requirement for additional working capital.

Product Research and Development

        We have spent approximately $100,000 this fiscal year on research and development activities regarding our Cadeum product. None of this was borne by customers, as we have no Cadeum customers yet. We will continue to perform research and development activities on software development for products that Cadeum is capable of hosting.

Additional Employees

        We plan to hire six additional full-time employees to perform research and development work on our Cadeum product and to assemble Cadeum units for sale to telephone service providers.

                             DESCRIPTION OF PROPERTY

        The Correctional Facility
        -------------------------

        ND Acquisition's correctional facility consists of three buildings totaling approximately 44,000 square feet on 2.745 acres of real estate. This property is located at 3115 North Lincoln Boulevard in Oklahoma City, Oklahoma. The facility has a 180-bed capacity, and as of June 30, 2000, the facility is 80 percent occupied. This property is subject to

        o a first mortgage that secures a promissory note in the amount of $537,023 due June 20, 2001, with interest at New York prime plus two percent, and

        o a second mortgage that secures a promissory note in the amount of $1,198,140 due June 1, 2001, with stated interest of 10 percent a year but effective interest at 15 percent a year.

        Depreciation on the Halfway House Property
        ------------------------------------------

        The federal tax basis of the Halfway House Property is $713,378 as of December 31, 1999. For purposes of depreciation, the $351,066 in improvements portion of such tax basis is being depreciated at approximately 15 percent a year, MACRS method over a claimed life of 39 years of which 37 years remain.

        We pay annual realty taxes of $8,800 which is at an approximate 1.25 percent tax rate.

        We have plans to improve the property by adding sufficient space to house an additional 42 beds for an expected increase in female inmates. The estimated cost of adding the planned 3,150 square feet expansion is $70,000. We believe we will be able to finance this expansion through a bank loan guaranteed by our president, R.C. Cunningham II. The realty tax rate, annual realty taxes and estimated taxes on the proposed improvements are $700.

        This property, and our ability to liquidate its mortgaged indebtedness, are subject to our ability to survive in the private correctional services business. There is considerable competition in this industry. Our operation for female offenders, however, operates at capacity. Further, a recent enactment by the Oklahoma State Legislature makes it mandatory that all prison inmates convicted of non-violent offenses with non-violent juvenile and institutional records must spend at least 90 days in an accredited halfway house before release from the Oklahoma prison system.

        In the opinion of management, the property is adequately covered by insurance.

        The Business Park
        -----------------

        Charlie O Business Park's industrial business park property consists of five buildings totaling approximately 126,900 square feet on five acres of real estate. The property is located at the company's address at the intersection of I-40 and Agnew Street in Oklahoma City, Oklahoma. The company and its subsidiaries occupy approximately 9,000 square feet, and the remainder of the industrial park is leased to 19 unrelated lessees. The lessees generally use the property for retail, manufacturing and light industrial operations.

        Charlie O Business Park's leases are generally for three to five years. As of December 31, 1999, excluding the square footage leased to the company and its affiliates, the facility was 100% occupied. As of March 31, 2000, the facility is 89% occupied. This property is subject to a first mortgage that secures an installment promissory note in the amount of $2,487,570 due in full on August 1, 2009, with interest at 8.8 percent.

        There is considerable competition in the business park industry in Oklahoma City. However, we have operated at 81 percent or better rates for several years, and leased commercial property occupancy rates have been rising in the Oklahoma City metropolitan area.

        We believe the business park and its properties are adequately covered by insurance.

        The following tenant leases ten percent or more of the rentable square footage:

                                                         Principal Provisions
                               Principal Nature                 of the
   Name of Lessee               of its Business             Tenant's Lease
   --------------              ----------------          --------------------

Harbor Freight Tools            Retails tools          Monthly rental of $8,000.
                                                       Lease  expires  11-30-03.
                                                       Four  successive  options
                                                       to  renew,  each for a 5-
                                                       year term

        The other principal businesses, occupations and professions carried on in or from the business park:

        o      restaurant,
        o      pick-up parts,
        o      neon signs and banners,
        o      shoes and clothing,
        o      home and window cleaning,
        o      construction company,
        o      lawn care,
        o      water company,
        o      casters and supplies,
        o      print shop,
        o      overhead door company,
        o      linex spray, and
        o      steering column repair.

        The average effective annual rental a square foot in the business park was $3.50 on July 31, 2000.

        The following is a schedule of the lease expirations for 2000 and the next nine years:

                                                                Percentage of
       No. of Tenants                                            Gross Annual
        Whose Lease    Square Footage of   Annual Rental of   Rental Represented
Year    Will Expire      Existing Lease     Expiring Lease    By Expiring Leases
----   --------------  -----------------   ----------------   ------------------

2000         2              10,500            $ 31,500               8.4

2001         9              26,190            $ 87,700              23.2

2002         4              10,702            $ 41,700              11.1

2003         7              50,344            $216,108              57.3


        Depreciation on the Business Park
        ---------------------------------

        The federal tax basis of the Business Park is $3,037,440 as of December 31, 1999. For purposes of depreciation, the $685,033 in improvements portion of such tax basis is being depreciated at 2.5 percent a year, straight line method over a claimed life of 40 years of which 28 to 40 years remain.

        We pay annual realty taxes of $13,800, which is at a 0.5 percent tax rate.

        Other Properties
        ----------------

        SD Properties had no remaining real property, directly or indirectly, after the sale of the trust interest in April 1997. Charlie O Beverages had no real property.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Background and Introduction

        Sooner Holdings was formed in 1996 to enter the in-home soda fountain business. Subsequently, we evolved into a multi-subsidiary holding company in diverse businesses. During 1996 and early 1997 we narrowed our focus to Oklahoma real estate while seeking new business opportunities. In June 1998 we acquired, through our subsidiary ND Acquisition Corp., the assets and certain liabilities of New Direction Centers of America, L.L.C. and entered the minimum security correctional business.

Liquidity  and Capital  Resources - December  31, 1999  compared to December 31,
1998:

        Cash flow used in operations decreased $46,463 (47%) during the year ended December 31, 1999 due primarily to a smaller net loss and significant non-cash expenses. Cash flows used in investing activities increased $110,680 (61%) due primarily to increased purchases of property and equipment related to additions to our business park. Cash flows from financing activities increased $173,014 (55%) due primarily to increased net borrowings on notes payable.

        We have had severe liquidity problems for the last several years. Our liquidity is reflected in the table below, which shows comparative deficiencies in working capital at December 31:

                                             1999                      1998
                                           ---------                ----------

        Deficiency in working capital       $(96,224)               $(384,852)
                                             =======                 ========

        Although our working capital is negative, we have been able to meet our obligations as a result of the financial support received from certain of the company's related parties. The company's current working capital, which has been provided in the form of short- and long-term debt, has been primarily supplied either by R.C. Cunningham II, the company's chairman of the board and president, or by Aztore Holdings, Inc., a Phoenix, Arizona-based investment company. Aztore holds various notes and liabilities against the company and has agreed to forebear and restructure a majority of these liabilities as part of the acquisition by New Directions.

        As of April 11, 2000, we entered into an agreement with the bank holding the first mortgage on the Correctional Facility real property to extend the due date of the note until June 20, 2001. No other terms changed.

        Exclusive of funds required for debt repayment, we believe that we can borrow any additional funds from our related parties to maintain our operations, although there can be no assurance that such funds will be available when needed. In the event that we cannot refinance, or obtain forbearance on our current liabilities or on our long-term liabilities as they come due, we will undoubtedly face further severe liquidity problems which may lead to litigation, the inability to transact business, or foreclosure actions being initiated against a majority of the company's assets.

        In June 1999, we refinanced the debt on Charlie O Business Park. The debt was replaced by a single note in the amount of $2,500,000 payable to a bank with interest at 8.8% that matures in June 2009.

        Effective November 1, 1999, we reached an agreement with Aztore and associated companies to forgive approximately $450,000 in notes payable and accrued interest. In exchange for the forgiveness, the company issued two notes for $120,000 and $180,000 bearing interest at 10%, with preferential liquidation terms. This transaction resulted in a extraordinary non-cash gain to the company of approximately $107,000, net of tax.

        Interim Results.  June 30, 2000 compared to June 30, 1999.

        For the six-month period ended June 30, 2000 compared to the six-month period ended June 30, 1999, cash flows used in operations increased $47,461 (590%) due primarily to increased net loss, offset partially by increased non-cash expenses related to stock-based compensation. Cash flows used in investing decreased $98,222 (45%) due primarily to reduced purchases of property and equipment. Cash flows provided by financing activities decreased $95,175 (25%) due primarily to decreased net borrowings.

                                                          June 30,
                                               ------------------------------
                                                   2000               1999
                                                   ----               ----
        Deficiency in working capital          $(1,772,779)         $(32,350)

               The significant decrease in working capital resulted from the contractual terms of certain notes payable. The company would show a positive working capital if not for the following items:

               1. The note due to New Direction Centers of America, L.L.C. is due on June 1, 2001. In prior reporting, this note had been a long-term debt. However, by its terms, it is due within one year of the date of the June 30, 2000 interim balance sheet that appears in this Prospectus. The amount due in these statements is $1,198,140. This note is not in default.

               2. The mortgage payable on the correctional facility is intended by all parties to be a long-term obligation. However, by its terms, it is a one-year renewable note payable monthly. The most current due date is April 20, 2001. The amount due in the June 30, 2000 interim balance sheet is $537,023. This note is paid current and is not in default.

               In June  2000,  the  company  refinanced  the debt on  Charlie  O
Business Park. The debt was replaced by a single note in the amount of $2,500,000 payable to a bank with interest at 8.8% that matures in June 2009.

               The operations of the corrections business are now cash-flow positive and profitable and sufficient to service the debt payments under the note and the mortgage payment on the facility. The company intends to continue the rehabilitation of the facility in order to bring the inmate occupancy up to 300 beds. In the event that cash flow is insufficient to satisfy the company's needs, management believes that it can borrow any additional funds from its related parties to maintain its operations.

Results of Operations - The year ended December 31, 1999 compared to the year ended December 31, 1998:

        The following table illustrates the company's revenue mix. Other revenues represent revenues from the discontinued businesses:

                                           1999                1998
                                          Amount     %        Amount       %
                                          ------     --       ------       --

Charlie O Business Park revenues       $  362,404    19     $  291,329     28
New Directions revenues                 1,570,029    81        743,957     72
Other revenues                                  0                4,158      *
                                       ----------           ----------
     Total revenues                    $1,932,433           $1,039,444
                                       ==========           ==========

-------------------------

*       Less than 1%

        Total revenues increased by $892,289, or 86%, in fiscal 1999. Some 93% of our revenue increase was related to our New Directions subsidiary. In June 1998 we acquired through New Directions a minimum security correctional facility. For the seven months from June 1998 to December 1998 the correctional business generated $743,957 of total revenues. For the year ended December 31, 1999, the correctional business generated $1,570,029. This increase reflects twelve months' operations of the correctional business in 1999 versus seven months' operations in 1998. It also reflects a 23% average fee/occupancy increase a month in 1999 over 1998.

        Our business park revenues increased $71,075, or 24%, due to the releasing of the space vacated by one tenant in November 1997 that accounted for 21% of the total revenues for our business park. In addition, the revenues increased from renegotiated leases during 1998, which were primarily one-year to three- to five-year leases, at an average increase of $.39 per square foot. At December 31, 1999, the business park was 100% occupied, net of space used by the company. Losses of tenants in the future could affect future operations and financial position because of the cost of new leasehold improvements and lower revenues due to any prolonged vacancy. There is no assurance we will maintain our high occupancy rate.

        Total operating expenses for the year ended December 31, 1999 were $1,600,372, as compared to total expenses for the comparable 1998 period of $1,035,374. This represents an increase of $564,998 in total operating expenses for fiscal 1999 versus seven months in 1998. The amortization of the New Directions intangible asset resulted in an increase in depreciation and amortization expense in 1999 of $81,157 over the 1998 period. In addition, general and administrative expenses, consisting primarily of professional and management fees, also increased due to the acquisition of the corrections business in June 1998 and operation of the corrections business for a full twelve months in 1999.

        Interim Results.  June 30, 2000 compared to June 30, 1999.

               The following table illustrates the company's revenue mix:

                                                  Six Months ended
                                                       June 30
                                            ----------------------------
                                               2000              1999
                                            ----------------------------
        Business Park revenue               $205,541            $160,203
        NDAC revenue                         769,474             806,927
                                            --------            --------
               Total revenue                $975,015            $967,130
                                            ========            ========

               Total revenues increased by $7,885 (1%) over the comparable period in 1999.

               The business park's revenues increased $45,338 (28%) for the six months ended June 30, 2000, compared to the same six-month period in 1999. The increase is attributable to aggressive marketing of the park and significantly more favorable leases. At June 30, 2000 the business park was 90% occupied.

               Total operating expenses increased $129,219 (15%) for the six months ended June 30, 2000, compared to the same six-month period in 1999. This increase is primarily $93,000 non-cash expense related to the issuance of stock as compensation. Depreciation increased slightly during the period, primarily due to asset acquisitions.

               Interest expense increased by $32,535 (11%) for the six months ended June 30, 2000 as compared to the comparable period in 1999, primarily due to the NDAC subsidiary and interest rates on debt.

               Loss from discontinued operations relates to the spinoff of the company's subsidiary, Beverages.

               The company recorded net loss of $303,599 for the six months ended June 30, 2000, as compared to a net loss of $157,461 for the comparable 1999 period. This increase in net loss in 2000 is due primarily to the $93,000 non-cash compensation realized on the issuance of stock.

Capital Expenditures and Commitments

        During the six months ended June 30, 2000, the company spent approximately $166,000 on capital expenditures. Approximately $91,000 of these expenditures relate to the purchase of hardware for the communications subsidiary. NDAC spent $30,000 on the purchase of vans necessary for inmate transportation, and $11,000 on finishing out additional rooms to accommodate the increasing inmate population. The business park spent approximately $25,000 on the tenant build-out and other park improvements.

        The communications subsidiary acquired rights to certain software during the quarter. This software is capitalized at $450,000.

Going Concern and Management Plans

        The company has suffered recurring losses from operations, has a shareholders' deficit of $684,782, and has a working capital deficiency of $96,224. Although the working capital deficit has improved by $288,628, these factors still raise substantial doubt about our ability to continue as a going concern. The realization of a major portion of our assets is dependent upon our ability to meet our financing requirements and the success of our future operations.

        We acquired a minimum security correctional facility in June 1998 and have implemented plans to improve its liquidity and performance. These measures, among other items, include refinancing of long-term debt and reduction of operating and administrative expenses. We seek to expand our corrections service operations and believe that this segment will ultimately result in future growth and profitability of the company.

        In 1997, our business park initiated a program of bringing its lease rates up to the prevailing market rates. As part of this activity, it generally extended its lease terms from one year to three to five years. The business park has closed several of these new leases in 1999 and 1998 at an average increase of $0.24 and $0.39 per square foot, respectively. New leases have increased to approximately $3.50 per square foot in 1999 to reflect demand in the market as well as improvements included in the leases. The business park is actively seeking to rent any space which becomes vacant at these higher rates.

        We believe that these plans will be effective in improving our profitability and working capital position and will provide the company the opportunity to continue as a going concern. However, there can be no assurance that these plans will be successful.

Capital Expenditures and Commitments

        During the year ended December 31, 1999, we spent approximately $38,000 on capital expenditures primarily related to leasehold improvements at our correctional facility operations. We spent approximately $215,000 for capital expenditures, primarily for leasehold improvements on our business park operations during 1999. In addition, we believe we need additional capital to develop and expand into new businesses. Although the amount of such additional capital required is uncertain, it is no doubt beyond that which would be expected to be generated from our current operations. There can be no assurance that we will be able to obtain any such additional capital on satisfactory terms, if at all. In such case, our expansion will be limited and Cunningham's and Aztore's interest in continuing to lend money to the company would likely cease. This lack of support could lead to foreclosure or bankruptcy.

Factors That May Affect Future Results

        A number of uncertainties exist that may affect our future operating results. These include the uncertain general economic conditions, the ongoing support of Aztore and Cunningham, our ability to refinance our short- and long-term liabilities on satisfactory terms, and our ability to acquire sufficient funding to sustain our operations and develop new businesses.

        A majority of these issues directly or indirectly relate to our ability to sell additional equity or obtain additional debt at reasonable prices or rates, if at all. The company and all its subsidiaries have had unsuccessful operating histories and have been consistently unprofitable. The company's competition would almost uniformly have more resources and capital in general than we do. If the company expands, it will have to attract satisfactory operating personnel. If the company or any subsidiary experiences any substantial reversal, including but not limited to the areas discussed above, such entity may have to seek formal court protection from creditors.

Forward-Looking Statements

        Certain statements and information contained in this report under the headings "Description of Business" and "Management's Discussion and Analysis or Plan of Operation" concerning future, proposed, and anticipated activities of the company, certain trends with respect to the company's revenue, operating results, capital resources, and liquidity or with respect to the markets in which the company competes and other statements contained in this report regarding matters that are not historical facts are forward-looking statements, as such term is defined in the Securities Act. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond the company's control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forwarding-looking statements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We have adopted a policy that any transactions with directors, officers or entities of which they are also officers or directors or in which they have a financial interest, will only be on terms consistent with industry standards and approved by a majority of the disinterested directors of the board and based upon a determination that these transactions are on terms no less favorable to the company than those which could be obtained by unaffiliated third parties. This policy could be terminated in the future. In addition, interested directors may be counted in determining the presence of a quorum at a meeting of the board or a committee thereof which approves such a transaction.

        The following are transactions considered by the company to be significant of disclosure pursuant to Regulation 228.404 of Regulation S-B. Any references to Notes refer to the Notes to the Consolidated Financial Statements included in this Prospectus.

Relationship with Aztore Holdings, Inc. (formerly ShareData Inc.)

        In December 1993, we acquired SD Properties in exchange for shares of common stock. ShareData was the majority shareholder of SD Properties and received 887,753 shares or approximately 17 percent of our company after the transaction. ShareData emerged from Chapter 11 bankruptcy on December 5, 1995 and was required to distribute the common stock it owns of the company to its creditors. All shares were distributed accordingly except for 85,987 shares which could not be delivered to ShareData's creditors and became the property of ShareData. Aztore became the successor to ShareData. We had an Advisory Agreement with Aztore to act as our financial advisor. Aztore receives an annual fee equal to five percent of our gross revenues, as defined in the Advisory Agreement. This agreement was terminated December 31, 1998.

        In December 1996, Aztore accepted 358,822 shares of common stock in settlement of a $14,000 note payable plus accrued interest, or $.04 a share.

        During 1997, Aztore agreed to accept 260,000 shares of common stock of Auction Television Network, Inc. ("ATVN") owned by the company as consideration for payment of a $39,000 note payable, or $.15 per ATVN share.

        Effective November 1, 1999, we reached an agreement with Aztore and associated companies to forgive approximately $450,000 in notes payable and accrued interest. In exchange for the forgiveness, Sooner Holdings issued two notes for $120,000 and $180,000 bearing interest at ten percent, with preferential liquidation terms. This transaction resulted in a non-cash gain to us of approximately $107,000, net of tax.

Relationship with R.C. Cunningham II

        In December 1993, Sooner Holdings entered into an Incentive Compensation Agreement with Cunningham. This agreement provided remuneration to Cunningham based only on the company's revenue performance. Cunningham received no base compensation, but would receive a cash incentive fee of five percent of the company's gross revenues payable on a quarterly basis. Also, Cunningham has personally guaranteed $551,777 of the company's notes payable. This agreement was terminated December 31, 1998.

Relationship with C&R Investments

        C&R Investments L.L.C. is an Oklahoma City, Oklahoma investment firm. Ron Alexander, Sr. has been the vice president of ND Acquisition Corp., our corrections business, a subsidiary, since December 1999 and is the managing director for C&R. The management of the operation of NDAC is subcontracted to C&R. Fees paid to C&R under this management agreement totaled $60,000 for the year ended December 31, 1999. C&R owns approximately three percent of Sooner Holdings' common stock.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        Our common stock trades on the OTC Bulletin Board under the stock symbol "SOON". The high and low bid information for the stock during 1998, 1999 and the first two quarters of 2000 is set forth below. The information was obtained from the OTC Bulletin Board and reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

               Calendar
               Quarter              High           Low
               --------             ----           ---

               1998:
                      1st Qtr       0.875          0.250
                      2nd Qtr       0.375          0.375
                      3rd Qtr       0.428          0.06
                      4th Qtr       0.428          0.06

               1999:
                      1st Qtr       0.313          0.06
                      2nd Qtr       0.313          0.06
                      3rd Qtr       0.313          0.06
                      4th Qtr       0.188          0.06

               2000:
                      1st Qtr       0.488          0.08
                      2nd Qtr       0.500          0.188

Shareholders

        As of July 31, 2000, the company had 566 shareholders of record. This does not include the holders whose shares are held in a depository trust in "street" name. As of June 30, 2000, 1,451,038 shares (or approximately 8.6 percent) of the issued and outstanding stock was held by Depository Trust Company in "street" name.

Dividend Information

        The company has not paid or declared any dividends upon its common stock since its inception and, by reason of its present financial status and its contemplated financial requirements, does not anticipate paying any dividends in the foreseeable future. There are no restrictions that limit the ability of the company to pay dividends on the common stock or that are likely to do so in the future other than the requirement that dividends be paid out of earnings.

                             PENNY STOCK REGULATIONS

        Our common stock has always traded at a price less than $5 a share and is subject to the rules governing "penny stocks."

        A "penny stock" is any stock that:

        o      sells for less than $5 a share,

        o is not listed on an exchange or authorized for quotation on The Nasdaq Stock Market, and

        o is not a stock of a "substantial issuer." Sooner Holdings is not now a "substantial issuer" and cannot become one until it has net tangible assets of at least $5 million, which it does not now have.

        There are statutes and regulations of the Securities and Exchange Commission that impose a strict regimen on brokers that recommend penny stocks.

The Penny Stock Suitability Rule

        Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine" (1) that transactions in penny stocks are suitable for the person and (2) that the person, or his advisor, is capable of evaluating the risks in penny stocks.

        After making this determination, the broker-dealer must furnish the customer with a written statement setting forth the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.

        Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

        The above exercise delays a proposed transaction. It causes many broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

        The Penny stock Suitability Rule, described above, and the Penny Stock Disclosure Rule, described below, do not apply to the following:

        o      transactions not recommended by the broker-dealer,

        o      sales to institutional accredited investors,

        o transactions in which the customer is a director, officer, general partner, or direct or indirect beneficial owner of more than 5 percent of any class of equity security of the issuer of the penny stock that is the subject of the transaction, and

        o transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

               The Penny Stock Disclosure Rule
               -------------------------------

        Another Commission rule - the Penny stock Disclosure Rule - requires a broker-dealer, who recommends the sale of a penny stock to a customer in a transaction not exempt from the suitability rule described above, to furnish the customer with a "risk disclosure document." This document is set forth in a federal regulation and contains the following information:

        o A statement that penny stocks can be very risky, that investors often cannot sell a penny stock back to the dealer that sold them the stock,

        o A warning that salespersons of penny stocks are not impartial advisers but are paid to sell the stock,

        o The statement that federal law requires the salesperson to tell the potential investor in a penny stock -

               o      the "offer" and the "bid" on the stock, and

               o the compensation the salesperson and his firm will receive for the trade,

        o An explanation that the offer price and the bid price are the wholesale prices at which dealers are willing to sell and buy the stock from other dealers, and that in its trade with a customer the dealer may add a retail charge to these wholesale prices,

        o A warning that a large spread between the bid and the offer price can make the resale of the stock very costly,

        o Telephone numbers a person can call if he or she is a victim of fraud,

        o      Admonitions -

               o      to use caution when investing in penny stocks,

               o      to understand the risky nature of penny stocks,

               o to know the brokerage firm and the salespeople with whom one is dealing, and

               o      to be cautious if ones salesperson leaves the firm.

Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

               Effects of the Rule
               -------------------

        The above penny stock regulatory scheme is a response by the Congress and the Commission to known abuses in the telemarketing of low-priced securities by "boiler shop" operators. The scheme imposes market impediments on the sale and trading of penny stocks. It has a limiting effect on a stockholder's ability to resell a penny stock.

        Our common stock likely will trade below $5 a share on the OTC Bulletin Board and be, for some time at least, shares of a "penny stock" subject to the trading market impediments described above.

Potential De-Listing of Common Stock

        NASD Eligibility Rule 6530 issued on January 4, 1999, states that issuers that do not make current filings pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934 are ineligible for listing on the OTC Bulletin Board. Issuers who are not current with such filings are subject, first, to having an "E" appended to their trading symbol and, then, to de-listing if they fail to become current within a short period of time. We will remain subject to delisting at any time that we are not current in filing reports in the future.

Reports to Security Holders

        We file reports with the Securities and Exchange Commission. These reports are annual 10-KSB, quarterly 10-QSB and periodic 8-K reports. We will furnish stockholders with annual reports containing financial statements audited by independent certified public accountants and such other periodic reports as we may deem appropriate or as required by law. The public may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Sooner Holdings is an electronic filer, and the SEC maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of such site is http://www.sec.gov.

                             EXECUTIVE COMPENSATION

        No executive officer of the company has received total compensation in any of the last three years that exceeds $60,000. The table below sets forth all compensation awarded to, earned by, or paid to R.C. Cunningham II, the president of the company during the last three years:

                                                       Long Term Compensation
                                                       ----------------------
                                        Awards
                                  -----------------------
       Annual Compensation                     Securities
---------------------------------              -----------
                                               Underlying        Payouts
                                               ------------ --------------------
                     Other Annual Restricted   Options/LTIP      All Other
                     ------------ ----------   ------------      ---------
Year  Salary  Bonus  Compensation Stock Awards SARS         Payouts Compensation
----  ------  -----  ------------ ------------ ------------ ------- ------------

1999    $0      0          0            0            0          0          0
1998    $0      0          0            0            0          0          0(1)
1997    $0      0          0            0            0          0          0(1)

(1) In December 1993, Mr. Cunningham entered into an Incentive Compensation Agreement, which provided remuneration to Mr. Cunningham based only on the company's revenue performance. Mr. Cunningham received no base compensation and would receive a cash incentive fee of five percent of the company's gross revenues, payable on a quarterly basis. This agreement was terminated December 31, 1998.


Stock Options.   We have  adopted  a  Year  2000  Stock Option Plan,  the  major provisions of which Plans are as follows:

        Options granted under the plans may be "employee incentive stock options" as defined under Section 422 of the Internal Revenue Code or non-qualified stock options, as determined by the option committee of the board of directors at the time of grant of an option. The plans enable the option committee of the board of directors to grant up to two million stock options to employees and consultants from time to time. The option committee has granted options as follows:

                                                   No. of
                                                   Shares
                            Expiration             Subject        Exercise
                               Date               to Option         Price
                            ----------            ----------       --------
Melissa S. Fletcher          06-21-03              300,000          $0.333
R.C. Cunningham III          06-21-03              300,000          $0.333

Directors. There are no arrangements pursuant to which directors of the company are compensated for their services as a director.

Employment Contracts. The company has no employment contracts with any person or any compensatory plan or arrangement with any person that would result from the resignation, retirement or any other termination of a person's employment with the company or its subsidiaries or from a change in control of the company or a change in a person's responsibilities following a change in control of the company.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

        The principal independent accountant of the company or any significant subsidiary has not resigned, declined to stand for re-election, or been dismissed by the company during the periods for which financial statements are included herein.

                             ADDITIONAL INFORMATION

        The company will furnish its shareholders with annual reports containing audited financial information, reported upon by independent public accountants. The company shall also furnish quarterly reports for the first three quarters of each year containing unaudited financial information.

                              FINANCIAL STATEMENTS

        The following financial statements are included as part of this prospectus:

                                                                           Page
                                                                           ----

Report of Independent Certified Public Accountants .......................  F-1

Consolidated Balance Sheets, December 31,
        1999 and 1998 ....................................................  F-2

Consolidated Statements of Operations
        Year ended December 31, 1999 and 1998 ............................  F-3

Consolidated Statement of Changes in Stockholders'
        Deficit Year Ended December 31, 1999 and 1998 ....................  F-4

Consolidated Statements of Cash Flows
        Year ended December 31, 1999 and 1998 ............................  F-5

Notes to Consolidated Financial Statements ...............................  F-7

Consolidated Balance Sheet June 30, 2000 (Unaudited)...................... F-21

Consolidated Statements of Operations (Unaudited)
        Six Months ended June 30, 2000
        and 1999.......................................................... F-22

Consolidated Statements of Stockholders' Equity
        (Unaudited) June 30, 2000 ........................................ F-23

Consolidated Statements of Cash Flows (Unaudited)
        Six Months ended June 30, 2000 and 1999..........................  F-24

Notes to Financial Statements (Unaudited) ...............................  F-26

               Report of Independent Certified Public Accountants


Board of Directors
Sooner Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Sooner Holdings, Inc. and Subsidiaries, as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sooner Holdings, Inc. and Subsidiaries, as of December 31, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with generally accepted accounting principles.

As shown in the financial statements, the Company incurred a net loss of $125,915 during the year ended December 31, 1999 and, as of that date, the Company's current liabilities exceeded its current assets by $96,224 and its total liabilities exceeded its total assets by $684,782. These factors, among others, as discussed in Note A to the consolidated financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




/s/ Grant Thornton LLP
----------------------
GRANT THORNTON LLP


Oklahoma City, Oklahoma
April 5, 2000

                     Sooner Holdings, Inc. and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS

                                  December 31,


                                     ASSETS

                                                            1999        1998
                                                         ----------  ----------
CURRENT ASSETS
  Cash and cash equivalents                              $  177,899  $   36,792
  Restricted cash                                            36,409           -
  Accounts receivable, net of allowance of
    $7,013 in 1999 and $2,362 in 1998                       134,663     137,139
  Other current assets                                       40,189      41,244
                                                          ---------   ---------

               Total current assets                         389,160     215,175

PROPERTY AND EQUIPMENT, net                               2,966,550   2,828,342

INTANGIBLE ASSETS, net of accumulated
  amortization of $308,364 in 1999 and
  $113,607 in 1998                                        1,444,429   1,639,186

OTHER ASSETS                                                467,509     294,941
                                                          ---------   ---------

                                                         $5,267,648  $4,977,644
                                                          =========   =========

                      LIABILITIES AND STOCKHOLDER' DEFICIT

CURRENT LIABILITIES
   Accounts payable                                      $  149,163  $  142,821
   Accrued liabilities                                      243,973     364,340
   Deferred revenue                                          36,106      33,882
   Current portion of notes and royalty payable              56,142      58,984
                                                          ---------   ---------
               Total current liabilities                    485,384     600,027

NOTES PAYABLE, less current portion and net
  of discount of $215,334 in 1999 and $425,667
  in 1998                                                 5,039,884   4,470,379

ROYALTY PAYABLE, less current portion and net of
  discount of $821,085 in 1999 and $888,130 in 1998         427,162     432,915

OTHER LIABILITIES                                                 -      33,190

COMMITMENTS AND CONTINGENCIES                                     -           -

STOCKHOLDERS' DEFICIT
   Preferred stock - undesignated; authorized,
     10,000,000 shares; issued and outstanding, none              -           -
   Common stock - $.001 par value; authorized,
     100,000,000 shares; issued and outstanding,
     8,471,350 shares                                         8,471       8,471
   Additional paid-in capital                             5,532,907   5,532,907
   Accumulated deficit                                   (6,226,160) (6,100,245)
                                                          ---------   ---------
                                                           (684,782)   (558,867)
                                                          ---------   ---------
                                                         $5,267,648  $4,977,644
                                                          =========   =========

        The accompanying notes are an integral part of these statements.

                     Sooner Holdings, Inc. and Subisidaries

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                             Year ended December 31,

                                                            1999        1998
                                                         ----------  ----------
Revenues
   Rental revenues                                       $  362,404  $  291,329
   Service revenues                                       1,570,029     748,115
                                                          ---------   ---------

               Total revenues                             1,932,433   1,039,444

Expenses
   Cost of services                                         752,723     517,292
   General and administrative                               551,662     318,757
   Depreciation and amortization of intangible assets       295,987     199,325
                                                          ---------   ---------

               Total operating expenses                   1,600,372   1,035,374
                                                          ---------   ---------

               Income from operations                       332,061       4,070

Other expense                                                32,274      57,972
Interest expense                                            611,712     411,376
                                                          ---------   ---------
                                                            643,986     469,348
                                                          ---------   ---------

               Loss before income taxes and
                 extraordinary item                        (311,925)   (465,278)

Income tax benefit - deferred                                70,000           -
                                                          ---------   ---------
               Loss before extraordinary item              (241,925)   (465,278)

Extraordinary gain on extinguishment of debt,
  net of income taxes of $70,000                            116,010           -
                                                          ---------   ---------
               NET LOSS                                  $ (125,915) $ (465,278)
                                                          =========   =========
Basic and diluted loss per common share

   Loss before extraordinary item                        $     (.03) $     (.06)
   Extraordinary gain                                           .02           -
                                                          ---------   ---------

   Basic and diluted loss per common share               $     (.01) $     (.06)
                                                          =========   =========

   Weighted average common shares outstanding             8,471,350   8,054,333
                                                          =========   =========

         The accompanying notes are an integral part of this statement.

                     Sooner Holdings, Inc. and Subsidiaries

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

                     Years ended December 31, 1999 and 1998



                                      Common stock      Additional                  Total
                                   ------------------
                                                        paid-in    Accumulated   stockholders'
                                     Shares    Amount   capital      deficit        deficit
                                   ---------  -------  ----------  ------------  -------------
Balance at January 1, 1998         7,471,350  $ 7,471  $5,497,907  $(5,634,967)   $ (129,589)

Net loss                                   -        -           -     (465,278)     (465,278)

Issuance of common stock (note K)  1,000,000    1,000      35,000            -        36,000
                                   ---------   ------   ---------   ----------     ---------

Balance at December 31, 1998       8,471,350    8,471   5,532,907   (6,100,245)     (558,867)

Net loss                                   -        -           -     (125,915)     (125,915)
                                   ---------   ------   ---------   ----------     ---------

Balance at December 31, 1999       8,471,350  $ 8,471  $5,532,907  $(6,226,160)   $ (684,782)
                                   =========   ======   =========   ==========     =========


         The accompanying notes are an integral part of this statement.

                     Sooner Holdings, Inc. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             Year ended December 31,

                                                           1999         1998
                                                        -----------  -----------
Increase (Decrease) in Cash

Cash flows from operating activities
   Net loss                                             $ (125,915)  $ (465,278)
   Adjustments to reconcile net loss to net
     cash used in operating activities
         Depreciation and amortization                     295,987      199,325
         Accretion of interest                             152,000       88,666
         Write-off of other assets                          27,315            -
         Loss on disposition of property and equipment      16,817            -
         Extraordinary gain on extinguishment of debt     (186,010)           -
         Changes in assets and liabilities
            Accounts receivable                              2,476      (50,526)
            Other current assets and other assets          (88,751)     (74,998)
            Accounts payable                                 6,342      (78,618)
            Accrued liabilities and other liabilities     (153,556)     252,846
            Deferred revenue                                 2,224       31,049
                                                         ---------    ---------
               Net cash used in operating activities       (51,071)     (97,534)

Cash flows used in investing activities
   Purchase of property and equipment                     (253,443)    (179,172)
   Increase in restricted cash                             (36,409)           -
                                                         ---------    ---------
               Net cash used in investing activities      (289,852)    (179,172)

Cash flows from financing activities
   Borrowings on notes payable                           3,265,111      817,783
   Repayments of notes payable                          (2,665,237)    (466,767)
   Royalty payments                                         (4,955)     (42,000)
   Loan financing fees                                    (112,889)           -
                                                         ---------    ---------

               Net cash provided by financing activities   482,030      309,016
                                                         ---------    ---------

               NET INCREASE IN CASH                        141,107       32,310

Cash at beginning of year                                   36,792        4,482
                                                         ---------    ---------
Cash at end of year                                     $  177,899   $   36,792
                                                         =========    =========

Cash paid for interest                                  $  532,254   $  272,814
                                                         =========    =========

        The accompanying notes are an integral part of these statements.

                     Sooner Holdings, Inc. and Subsidiaries

                             Year ended December 31,



                                                           1999         1998
                                                        -----------  -----------



Supplemental Disclosure of Noncash Investing and
  Financing Activities

Conversion of accrued liabilities to notes payable       $       -   $   71,344
                                                          ========    =========

During the year ended December 31, 1999, the Company had debt principal of approximately $329,000 and accrued interest of approximately $137,000 extinguished in exchange for the issuance of notes payable of $300,000 (note I).

During the year ended December 31, 1998, the Company purchased a business with the following liabilities assumed:

   Assets acquired                                                   $2,517,082
   Stock issued                                                          36,000
                                                                      ---------

               Liabilities assumed                                   $2,481,082
                                                                      =========
















        The accompanying notes are an integral part of these statements.

                     Sooner Holdings, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1999 and 1998


NOTE A - ORGANIZATION AND OPERATIONS

   Sooner Holdings, Inc. ("Sooner" or the "Company"), an Oklahoma corporation, through its subsidiaries, conducts business in two primary industries. Charlie O Business Park Incorporated ("Business Park") is engaged in the ownership and rental of a business park in Oklahoma City, Oklahoma. New Directions Acquisition Corp. ("NDAC") is a subsidiary of the Company (see Note K) which operates a minimum security correctional facility. During 1998, management discontinued the operations of SD Properties, Inc. ("SDPI") and Charlie O Beverages, Inc. ("Beverage"), the effect of which was not material to consolidated operations. SDPI acted as a marketing representative for construction contractors to develop business opportunities for those contractors for a fee, which sometimes included a warranty coverage for mechanical contracting services. Beverage was engaged in the distribution of an in-home soda fountain appliance which prepared carbonated beverages.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations, has a stockholders' deficit of $684,782, and has a working capital deficiency of $96,224 as of December 31, 1999. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are described below. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

   Management Plans
   ----------------

   Realization of a major portion of the Company's assets is dependent upon the Company's ability to meet its financing requirements and the success of its future operations. The Company acquired a minimum security correctional facility effective June 1, 1998 and has implemented plans to improve its liquidity and performance. These measures, among other items, include refinancing of long-term debt and reduction of operating and administrative expenses. Management seeks to expand its correctional service operations and believes that this segment will ultimately result in future growth and profitability of the Company; however, there is no assurance that these objectives can be achieved.

NOTE B - SUMMARY OF ACCOUNTING POLICIES

   A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

   1.    Principles of Consolidation
         ---------------------------

   The  consolidated  financial  statements  include  the  accounts   of  Sooner
   Holdings, Inc. and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

                     Sooner Holdings, Inc. and Subsidiaries

                           December 31, 1999 and 1998


NOTE B - SUMMARY OF ACCOUNTING POLICIES - CONTINUED

   2.    Revenue Recognition
         -------------------

   The Company records rental revenue on a straight-line basis over the term of the underlying leases.

   Correctional service revenues are recognized as services are provided. Revenues are earned based upon the number of housed offenders per day times the contract rate.

   3.    Cash and Cash Equivalents
         -------------------------

   The Company considers money market accounts and all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Restricted cash consists primarily of a certificate of deposit ("CD") pledged as collateral for a note payable.

   4.    Property and Equipment
         ----------------------

   Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of five to forty years. Maintenance, repairs, and renewals, which do not materially add to the value of an asset or appreciably prolong its life, are charged to expense as incurred.

   The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of an asset may not be recoverable. In the opinion of management, no such events or changes in circumstances have occurred.

   5.    Intangible Assets
         -----------------

   Intangible assets consist of contract rights which resulted from the business acquisition (see Note K). These rights are being amortized by the straight-line method over nine years. Amortization expense for the years ended December 31, 1999 and 1998 was $194,757 and $113,607, respectively.

   6.    Other Assets
         ------------

   Other assets include unamortized loan commitment fees and investments in CDs, carried at cost, which approximates market value. The loan commitment fees are amortized using the straight-line method over the life of the loan, which does not differ materially from the effective interest method. The investment in CDs is pledged as collateral on a long-term note payable and is unavailable for current operations.

                     Sooner Holdings, Inc. and Subsidiaries

                           December 31, 1999 and 1998


NOTE B - SUMMARY OF ACCOUNTING POLICIES - CONTINUED

   7.    Discount on Notes and Royalty Payables
         --------------------------------------

   Discounts on notes and royalty payables resulting from the business acquisition (see Note K) are amortized by the effective interest method over the term of the underlying obligation. Accretion of interest for the balloon note was $152,000 and $88,666 for the years ended December 31, 1999 and 1998, respectively.

   8.    Income Taxes
         ------------

   The Company provides for deferred income taxes on carryforwards and temporary differences between the bases of assets and liabilities for financial statement and tax reporting purposes. Additionally, the Company provides a valuation allowance on deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

   9.    Fair Value of Financial Instruments
         -----------------------------------

   The Company estimates the fair value of its monetary assets and liabilities based upon existing interest rates related to such assets and liabilities compared to current rates of interest for instruments with a similar nature and degree of risk. All of the Company's financial instruments are held for purposes other than trading. The Company believes that the carrying value of all of its monetary assets and liabilities approximates fair value as of December 31, 1999.

   10.   Loss Per Common Share
         ---------------------

   Basic loss per share has been computed on the basis of weighted average common shares outstanding during each period. Diluted loss per share is the same as basic loss per share as the Company has no outstanding dilutive potential common shares.

   11.   Use of Estimates
         ----------------

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures; accordingly, actual results could differ from those estimates.

   12.   Reclassifications
         -----------------

   Certain reclassifications have been made to the 1998 financial statements to conform to the 1999 presentation.

                     Sooner Holdings, Inc. and Subsidiaries

                           December 31, 1999 and 1998


NOTE C - PROPERTY AND EQUIPMENT

   Property and equipment is comprised of the following as of December 31:

                                         Useful life       1999         1998
                                         -----------    ----------   ----------
      Land                                      -       $1,311,400   $1,311,400
      Buildings and improvements            12-40        2,132,251    1,897,988
      Machinery and equipment                5-12           55,471       95,192
      Vehicles                                5             51,281       42,531
                                                         ---------    ---------
                                                         3,550,403    3,347,111
         Less accumulated depreciation                     583,853      518,769
                                                         ---------    ---------

                                                        $2,966,550   $2,828,342
                                                         =========    =========

   Depreciation expense totaled $98,418 and $84,289 for the years ended December 31, 1999 and 1998, respectively.

NOTE D - OTHER ASSETS

   Other assets are comprised of the following as of December 31:

                                                           1999          1998
                                                         --------      --------
      Loan commitment fee                                $112,889      $ 27,941
      Certificates of deposit                             267,000       267,000
      Related party receivable                             87,620             -
                                                          -------       -------
                                                         $467,509      $294,941
                                                          =======       =======

   Amortization expense totaled $2,812 and $1,500 for the years ended December 31, 1999 and 1998, respectively.

                     Sooner Holdings, Inc. and Subsidiaries

                           December 31, 1999 and 1998


NOTE E - NOTES PAYABLE

   Notes payable consist of the following at December 31:

                                                              1999       1998
                                                           ---------- ----------
      Installment  note  payable  to  bank,   interest  at
      bank's  prime  plus 3% per  annum,  guaranteed  by a
      stockholder,  officer, and director;  collateralized
      by real  estate;  paid  off  during  1999 as part of
      debt refinancing                                     $        - $  922,556

      Notes payable to related  parties,  interest ranging
      from 10% to 15% per annum,  payable on demand  after
      January 1, 2001; uncollateralized                       914,946  1,074,042

      Oklahoma   Industrial   Finance  Authority  ("OIFA")
      loan,  variable interest and principal  payments due
      monthly,  guaranteed by a stockholder,  officer, and
      director;   collateralized   by  real   estate   and
      equipment;  paid  off  during  1999  as part of debt
      refinancing                                                   -    399,176

      Installment  note  payable  to  bank,   interest  at
      bank's  prime  plus 3% per  annum,  guaranteed  by a
      stockholder,  officer, and director;  collateralized
      by real  estate;  paid  off  during  1999 as part of
      debt refinancing                                              -    264,343

      Note  payable  to  individual,  no  stated  interest
      rate,   due  on  demand;   collateralized   by  real
      estate;  paid  off  during  1999  as  part  of  debt
      refinancing                                                   -    135,000

      Note  payable to bank,  payments  of  interest  only
      due  monthly,  interest  at bank's  prime  plus .5%,
      guaranteed   by   a   stockholder,    officer,   and
      director,  uncollateralized;  paid off  during  1999
      as part of debt refinancing                                   -     98,800

      Note  payable to bank,  payments  of  interest  only
      due    quarterly,    interest   at   bank's   prime,
      guaranteed   by   a   stockholder,    officer,   and
      director;  uncollateralized;  paid off  during  1999
      as part of debt refinancing                                   -     40,233

      Note   payable   to   bank,   payable   in   monthly
      installments  of  $500,  interest  at  bank's  prime
      (7.75%)  plus  1%  per  annum;   collateralized   by
      inventory;  paid  off  during  1999  as part of debt
      refinancing                                                   -      7,294

                     Sooner Holdings, Inc. and Subsidiaries

                           December 31, 1999 and 1998


NOTE E - NOTES PAYABLE - CONTINUED

                                                              1999       1998
                                                           ---------- ----------

      Balloon  promissory  note payable to related  party,
      10%  stated   interest  per  annum,   15%  effective
      interest  rate,  principal  and interest due June 1,
      2001;  collateralized  by a second  mortgage on land
      and  building,  net  of  discount  of  $215,334  and
      $425,667   at   December    31,   1999   and   1998,
      respectively                                          1,115,666    905,333

      Note  payable  to bank,  interest  at New York prime
      plus  2%;  collateralized  by a  first  mortgage  on
      land,  building,  and  certificates of deposit;  due
      April 20, 2000 (1)                                      551,777    584,170

      Other  notes  payable  to  banks,   interest   rates
      ranging from 9.5% to 9.75%,  principal  and interest
      due in January 1999; collateralized by vehicle                -     54,029

      Revolving  line of credit  with  Bank  One,  maximum
      credit limit of $35,000,  interest  payable  monthly
      at 3.25% over bank's prime rate,  principal  payable
      May 2005; uncollateralized                               10,000     35,342

      Installment  note  payable,  interest  at 8.8%,  due
      August 1,  2009;  collateralized  by first  mortgage
      on real estate                                        2,493,795          -

      Note  payable to  related  party,  interest  at 10%,
      due on demand                                             4,090      4,090
                                                            ---------  ---------
                                                            5,090,274  4,524,408
         Less current portion                                  50,390     54,029
                                                            ---------  ---------
                                                           $5,039,884 $4,470,379
                                                            =========  =========

      (1) The Company has entered into an agreement with the bank to extend the due date. Current maturities are reflected herein.

   The Company extinguished a note payable to an individual of approximately $135,000 for less than the carrying amount. The transaction resulted in an extraordinary gain of approximately $10,000, net of an income tax expense of approximately $5,000.

                     Sooner Holdings, Inc. and Subsidiaries

                           December 31, 1999 and 1998


NOTE E - NOTES PAYABLE - CONTINUED

   Aggregate future maturities of debt at December 31, 1999 are as follows:

                  Year ending December 31
                     2000                                           $   50,390
                     2001                                            2,781,516
                     2002                                               18,002
                     2003                                               19,676
                     2004                                               20,872
                     Thereafter                                      2,415,152
                                                                     ---------
                                                                     5,305,608
                     Less amount representing discount on debt         215,334
                                                                     ---------
                                                                    $5,090,274
                                                                     =========

NOTE F - ROYALTY PAYABLE

   As a part of the business acquisition (see Note K), the Company assumed a royalty payable to an individual. The agreement calls for monthly payments of the greater of $6,000 or 6% of the total gross monthly income of NDAC. This agreement expires on April 30, 2017. Future minimum payments under this agreement total $1,254,000. A discount of $934,260 was imputed at the date of purchase by management using a 15% interest rate. Interest expense for the years ended December 31, 1999 and 1998 was approximately $67,000 and $28,000, respectively.

   Aggregate future principal maturities of royalty payable at December 31, 1999 are as follows:

                  Year ending December 31
                     2000                                             $  5,752
                     2001                                                6,677
                     2002                                                7,750
                     2003                                                8,996
                     2004                                               10,442
                     Thereafter                                        393,297
                                                                       -------
                                                                       432,914
                     Less current portion                                5,752
                                                                       -------
                                                                      $427,162
                                                                       =======

                     Sooner Holdings, Inc. and Subsidiaries

                           December 31, 1999 and 1998


NOTE G - STOCKHOLDERS' DEFICIT

   Preferred Stock
   ---------------

   The Company's authorized capital includes 10,000,000 shares of preferred stock, undesignated as to par value. The Board of Directors of the Company, in its sole discretion, may establish par value, divide the shares of preferred stock into series, and fix and determine the dividend rate, designations, preferences, privileges, and ratify the powers, if any, and determine the restrictions and qualifications of each series of preferred stock as established. No shares of preferred stock have been issued by the Company as of December 31, 1999.

   Employee Stock Option Plan
   --------------------------

   The Company has a stock option plan ("1995 Plan") for directors, officers, key employees, and consultants covering 2,000,000 shares of Company common stock. Options granted under the 1995 Plan may be either "incentive stock options", as defined in Section 422A of the Internal Revenue Code, or "nonqualified stock options", subject to Section 83 of the Internal Revenue Code, at the discretion of the Board of Directors and as reflected in the terms of the written option agreement. The option price shall not be less than 100% (110% if the option is granted to a stockholder who at the time the option is granted owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company) of the fair market value of the optioned common stock on the date the options are granted. Options become exercisable based on the discretion of the Board of Directors but must be exercised within ten years of the date of grant. No options have been granted under the 1995 Plan as of December 31, 1999.

NOTE H - INCOME TAXES

   The Company's effective income tax rate differed from the federal statutory rate of 34% as follows at December 31:

                                                           1999          1998
                                                        ----------   -----------
      Income taxes at federal statutory rate            $(106,055)    $(158,194)
      Change in  valuation  allowance,  net of change
        in estimate of deferred tax liability              47,128       200,011
      Nondeductible expenses                                  373           970
      State income taxes at statutory rate                (17,600)      (26,055)
      Other                                                 6,154       (16,732)
                                                         --------      --------
                     Total tax benefit                  $ (70,000)    $       -
                                                         ========      ========

                     Sooner Holdings, Inc. and Subsidiaries

                           December 31, 1999 and 1998


NOTE H - INCOME TAXES - CONTINUED

   Components of deferred taxes are as follows at December 31:

                                                          1999          1998
                                                      -----------   -----------
      Assets
         Accounts receivable                          $     1,755   $         -
         Property and equipment                            26,751        59,482
         Inventories                                            -        37,626
         Intangible assets                                189,505       160,126
         Tax loss carryforward                          1,710,286     1,661,588
         Valuation allowance                           (1,520,720)   (1,813,775)
                                                        ---------     ---------
                                                          407,577       105,047

      Liabilities
         Royalty payable and accrued liabilities         (407,577)     (105,047)
                                                        ---------     ---------

                     Total                            $         -   $         -
                                                        =========     =========

   The valuation allowance decreased $293,055 and increased $200,011 for the years ended December 31, 1999 and 1998, respectively.

   A valuation allowance for deferred tax assets is required when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of this deferred tax asset depends on the Company's ability to generate sufficient taxable income in the future. Management believes it is more likely than not that the deferred tax asset will not be realized by future operating results.

   At December 31, 1999, the Company has net operating loss carryforwards for tax purposes of approximately $4,532,000 which will expire between 2003 and 2019.

NOTE I - RELATED PARTY TRANSACTIONS

   Aztore Holdings, Inc. and Affiliates

   The Company had an advisory agreement with Aztore Holdings, Inc. and affiliates ("Aztore") wherein Aztore acts as the Company's financial advisor. Aztore received an annual fee equal to 5% of the Company's gross revenues, as defined in the advisory agreement. This agreement was terminated on January 1, 1999. Total fees of $52,267 were recorded pursuant to this agreement for the year ended December 31, 1998. Aztore owns approximately 12% of the Company's common stock.

                     Sooner Holdings, Inc. and Subsidiaires

                           December 31, 1999 and 1998


NOTE I - RELATED PARTY TRANSACTIONS - CONTINUED

   Employment Contract
   -------------------

   During 1998, the Company had an incentive compensation agreement with its president and chairman. Under the agreement, he earned a cash fee of 5% of the Company's gross revenues, payable on a quarterly basis. Total compensation of $52,267 was recorded pursuant to this agreement for the year ended December 31, 1998. This agreement was terminated on January 1, 1999.

   New Directions Centers of America LLC
   -------------------------------------

   As a part of the business acquisition (see Note K), the Company issued a note payable to New Directions Centers of America LLC ("NDLLC") which is owned partially (24%) by the Company's president and chairman.

   Management Agreement
   --------------------

   The management of the operation of its acquired facility is subcontracted to C&R Investments LLC ("CRI"). The owner of CRI owns approximately 3% of the Company's common stock. Fees paid to CRI under this management agreement totaled $60,000 and $35,000 for each of the years ended December 31, 1999 and 1998, respectively.

   Other Agreements
   ----------------

   During 1999, the Company contracted with a corporation  owned by the son of a
   director to provide  certain  management  services.   Fees  paid  under  this
   agreement totaled $36,000 for the year ended December 31, 1999.

   Related Party Obligations
   -------------------------

   The following table reflects  amounts owed to  related parties as of December
   31:

                                         1999                               1998
                              -------------------------------   -------------------------------
                                             Accounts payable                  Accounts payable
                                 Notes          and accrued        Notes          and accrued
                              payable, net      liabilities     payable, net      liabilities
                              ------------   ----------------   ------------   ----------------

      President and Chairman  $   614,946       $  89,106       $   730,042       $  46,862
      Aztore                      300,000          10,811           314,217         110,719
      CRI                               -           5,456            29,783               -
      NDLLC                     1,115,666               -           905,333          58,333
      Talbot                        4,090             818                 -          83,452
                                ---------        --------        ----------        --------
      Total related
        party liabilities     $ 2,034,702       $ 106,191       $ 1,979,375       $ 299,366
                                =========        ========        ==========        ========

                     Sooner Holdings, Inc. and Subsidiaries

                           December 31, 1999 and 1998


NOTE I - RELATED PARTY TRANSACTIONS - CONTINUED

   During 1999, the Company reached an agreement to restructure notes payable and accrued interes of approximately $450,000 to Aztore. In exchange for the notes payable and accrued interest, two new notes were issued for $120,000 and $180,000 bearing interest at 10%. The transaction resulted in an extraordinary gain of approximately $107,000, net of an income tax expense of approximately $64,000.

   The Company has an account receivable from NDLLC related to legal fees paid by the Company on behalf of NDLLC in defense of a lawsuit. The receivable balance at December 31, 1999 was $87,620.

   In addition, the president and chairman has personally guaranteed $551,777 of the Company;s notes payable (see Note E).

NOTE J - LEASES

   The Company's subsidiary, Business Park, leases commercial business sites to several different entities. Minimum future rentals on noncancelable leases are as follows at December 31, 1999:

                2000                                              $   432,958
                2001                                                  397,365
                2002                                                  298,713
                2003                                                  136,436
                2004                                                   43,002
                                                                    ---------

                                                                   $1,308,474
                                                                    =========

NOTE K - BUSINESS COMBINATIONS

   The Company acquired all of the assets and assumed certain specific liabilities of NDLLC and Horizon Lodges of America, Inc. ("Horizon") effective June 1, 1998. NDLLC and Horizon owned and operated a minimum security correctional facility for women. The acquisition included the issuance of 1,000,000 shares of Company common stock, the issuance of a note payable, and assumption of certain liabilities.

   This business combination has been accounted for using the purchase method of accounting and the accompanying consolidated financial statements include the operations of this business subsequent to the date of acquisition.

                     Sooner Holdings, Inc. and Subsidiaries

                           December 31, 1999 and 1998


NOTE K - BUSINESS COMBINATIONS - CONTINUED

   A summary of the purchase price at June 1, 1998 is as follows:

      Issuance of 1,000,000 shares of common stock
        valued at $.036 per share                                  $   36,000
      Issuance of balloon note payable (see Note E),
        net of discount of $456,000                                   875,000
      Assumption of notes payable and other liabilities             1,154,342
      Assumption of royalty payable, net of discount
        of $934,260                                                   451,740
                                                                    ---------

                     Total purchase price                          $2,517,082
                                                                    =========

   This purchase price was allocated to the tangible and intangible net assets based on their fair values. Approximately $1,750,000 was allocated to contract rights acquired; approximately $450,000 was allocated to facility land, building, and equipment; approximately $227,000 was allocated to certificates of deposit; and the remaining amount of approximately $90,000 was allocated to accounts receivable and other assets. The contract rights relate to an annually renewable contract with the Oklahoma Department of Corrections. This intangible asset is being amortized over a nine-year period which is management's estimate of the expected life of the contract.

   The  following  summarized  pro forma  unaudited  information   assumes   the
   acquisition had occurred on January 1, 1998:

                                                        Year ended December 31,
                                                      --------------------------
                                                         1998           1997
                                                      ------------  ------------

      Revenues                                        $ 1,286,572   $ 1,363,445
                                                       ==========    ==========

      Net loss                                        $  (649,102)  $  (475,255)
                                                       ==========    ==========

      Loss per common share                           $      (.08)  $      (.06)
                                                       ==========    ==========

   The above amounts are based upon certain assumptions which the Company believes are reasonable. The pro forma results do not necessarily represent results which would have occurred if the business combination had taken place at the date and on the basis assumed above.

NOTE L - COMMITMENTS AND CONTINGENCIES

   During 1998, a lawsuit was filed by Talbot (see Note I) against the Company related to the purchase of NDLLC and Horizon. On January 18, 2000, a tentative settlement was reached. The terms of the settlement include a payment of approximately $76,000 by the Company to Talbot during 2000 and a deferred payment of approximately $11,000 as consideration for dropping all claims against the Company.

                     Sooner Holdings, Inc. and Subsidiaries

                           December 31, 1999 and 1998


NOTE L - COMMITMENTS AND CONTINGENCIES - CONTINUED

   The Company is involved in certain other administrative proceedings arising in the normal course of business. In the opinion of management, such matters, including the lawsuit described above, will be resolved without material effect on the Company's results of operations or financial condition.

NOTE M - SEGMENT INFORMATION

   The Company  operates in the following two segments:  commercial  leasing and
   correctional  facility  operation.   Information  concerning  the   Company's
   business segments is as follows as of and for the years ended December 31:

                                                          1999          1998
                                                      -----------   -----------
      Revenues
         Commercial leasing                           $   362,404   $   291,329
         Correctional facility                          1,570,029       748,115
                                                        ---------     ---------
                     Total                            $ 1,932,433   $ 1,039,444
                                                        =========     =========

      Segment profit (loss)
         Commercial leasing                           $  (186,591)  $   (26,398)
         Correctional facility                           (124,905)     (240,810)
         Corporate                                           (429)     (198,070)
                                                        ---------     ---------
                     Total                            $  (311,925)  $  (465,278)
                                                        =========     =========

      Identifiable assets
         Commercial leasing                           $ 2,605,171   $ 2,309,596
         Correctional facility                          2,553,501     2,662,992
         Corporate                                        369,252       448,845
         Eliminations                                    (260,276)     (443,789)
                                                        ---------     ---------
                     Total                            $ 5,267,648   $ 4,977,644
                                                        =========     =========

      Depreciation and amortization
         Commercial leasing                           $    62,574   $    48,454
         Correctional facility                            233,413       134,204
         Corporate                                              -        16,667
                                                        ---------     ---------
                     Total                            $   295,987   $   199,325
                                                        =========     =========

                     Sooner Holdings, Inc. and Subsidiaries

                           December 31, 1999 and 1998


NOTE M - SEGMENT INFORMATION - CONTINUED


                                                          1999          1998
                                                      -----------   -----------
      Capital expenditures
         Commercial leasing                           $   215,462   $   112,427
         Correctional facility                             37,981        66,745
                                                       ----------    ----------
                     Total                            $   253,443   $   179,172
                                                       ==========    ==========

      Interest expense
         Commercial leasing                           $   212,980   $   187,103
         Correctional facility                            345,098       176,683
         Corporate                                         53,634        47,590
                                                       ----------    ----------
                     Total                            $   611,712   $   411,376
                                                       ==========    ==========

   Identifiable assets are those assets used in the Company's operations in each area. Corporate income includes general and administrative costs and corporate assets consist primarily of cash and other current assets.

NOTE N - SIGNIFICANT CUSTOMERS

   The Company contracts with various governmental agencies to provide correctional services. The contracts generally specify for the Company to provide correctional services, including complete residential services. As of December 31, 1999 and 1998, the Company had one significant contract with the Oklahoma Department of Corrections. Compensation paid to the Company is based on a per-person, per-day basis. Revenues generated from this contract during 1999 and 1998 comprised 81% and 72% of total Company revenues, respectively. This contract is renewable annually.

                              SOONER HOLDINGS, INC.
                           Consolidated Balance Sheet
                                   (unaudited)

                                                                   June 30, 2000
                                                                   -------------
ASSETS
Current assets:
    Cash and cash equivalents                                      $    284,363
    Restricted cash                                                      10,045
    Accounts receivable                                                 174,611
    Other current assets                                                 19,433
                                                                    -----------
         Total current assets                                           488,452

Property and equipment, net                                           3,076,218
Intangible assets, net of amortization of $405,743                    1,743,101
Other assets, net                                                       481,403
                                                                    -----------
                                                                  $   5,789,174
                                                                    ===========

                    LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:

    Current notes payable                                         $     152,356
    Accounts payable                                                     98,227
    Accrued liabilities to related parties                              160,618
    Accrued liabilities                                                  69,145
    Current portion of notes and royalty payable                      1,760,550
    Deferred revenue                                                     20,335
                                                                    -----------
         Total current liabilities                                    2,261,231
                                                                    -----------

Notes payable, less current portion and net of
  discount of $132,860                                                3,483,324
Royalty payable, less current portion and net of
  discount of $787,803                                                  424,000

Redeemable common stock, $0.001 par value,
  500,000 shares issued and outstanding                                 446,000

Stockholders' deficit:
    Preferred stock; undesignated, authorized 10,000,000
    shares, no shares issued and outsanding                                   -
    Common stock; $.001 par value, authorized 100,000,000
    shares,                                                              16,388
       16,888,016 shares issued and outstanding, less
       500,000 shares subject to repurchase
    Additional paid-in-capital                                        5,999,990
    Accumulated deficit                                              (6,529,759)
    Related party receivables from stock purchase                      (312,000)
                                                                    -----------
                                                                   $  5,789,174
                                                                    ===========

                   The accompanying notes are an integral part
                  of these consolidated financial statements.

                              SOONER HOLDINGS, INC.
                      Consolidated Statements of Operations
                                   (unaudited)

                                                       For the six months ended
                                                                June 30,
                                                         2000           1999
                                                      -----------   -----------
Revenues:
    Service revenues                                  $  769,474    $  806,927
    Rental revenues                                      205,541       160,203
                                                       ---------     ---------
         Total revenues                                  975,015       967,130
                                                       ---------     ---------

Operating expenses:
    Cost of Service                                      418,592       392,762
    General and administrative                           390,867       300,373
    Depreciation and amortization                        156,369       143,474
                                                       ---------     ---------
         Total operating expenses                        965,828       836,609
                                                       ---------     ---------
Income (loss) from operations                              9,187       130,521

Interest expense                                        (318,216)     (285,681)
Other income (expense)                                     5,430        15,000
                                                       ---------     ---------
Net loss from continuing operations                     (303,599)     (140,160)

Loss from discontinued operations                              -       (17,301)
                                                       ---------     ---------
Net loss                                              $ (303,599)   $ (157,461)
                                                       =========     =========
Net loss per common share                             $     (.03)   $     (.02)
                                                       =========     =========

Weighted average common shares                        11,386,620     8,471,350
                                                      ==========     =========


                   The accompanying notes are an integral part
                  of these consolidated financial statements.

                              SOONER HOLDINGS, INC.
                 Consolidated Statements of Stockholders' Equity
                                   (unaudited)

                                           Common Stock   Common Stock                     Related Party   Total Accumulated
                                              Shares         Amount      Paid-In Capital    Receivables         Deficit
                                           ------------   ------------   ---------------   -------------   -----------------

Balance, January 1, 2000                     8,471,350       $ 8,471       $ 5,532,907                       $ (6,226,160)

Issuance of stock April 29, 2000             6,250,000         6,250           368,750       $ (312,000)                -

Issuance of stock in partial satisfaction
of stockholder debt, April 29, 2000          1,666,666         1,667            98,333                                  -

Issuance of redeemable common stock            500,000             -                 -                                         -

Net loss for Period                                  -             -                 -                           (303,599)
                                            ----------       -------       -----------       ----------      ------------
Balance, June 30, 2000                      16,888,016       $16,388       $ 5,999,990       $ (312,000)     $ (6,529,759)
                                            ==========       =======       ===========       ==========      ============
















                   The accompanying notes are an integral part
                  of these consolidated financial statements.

                              SOONER HOLDINGS, INC.
                      Consolidated Statements of Cash Flows
                                   (unaudited)

                                                       For the six months ended
                                                                June 30,
                                                          2000          1999
                                                       -----------  ------------

Cash flows from operating activities:
  Net loss                                              $(303,599)  $  (157,461)
                                                        ---------   -----------
  Adjustments to reconcile net loss to net
    cash used in operating activities:
      Loss from discontinued operations                         -        17,301
      Accretion of interest                                82,388       100,880
      Common stock issued for compensation                 93,000             -
      Depreciation and amortization                       156,369       143,474
      Changes in assets and liabilities:
        Accounts receivable                               (39,948)      (55,700)
        Other current assets and other assets               4,871        19,453
        Accounts payable                                  (50,936)      (58,111)
        Accrued liabilities to related parties             45,564        27,422
        Accrued liabilities                               (27,419)      (45,403)
        Deferred revenue                                  (15,771)          125
                                                        ---------   -----------
      Net cash used in operating activities               (55,481)       (8,020)
                                                        ---------   -----------

Cash flows from investing activities:
  Change in restricted cash                                26,364             -
  Purchases of property and equipment                    (146,717)     (218,574)
                                                        ---------   -----------
    Net cash used in investing activities                (120,353)     (218,574)
                                                        ---------   -----------
Cash flows from financing activities:
  Repayments of notes payable                             (24,985)   (1,982,539)
  Royalty payments                                         (2,717)      (36,000)
  Borrowings from related parties                         200,000             -
  Borrowings on notes payable                             110,000     2,510,000
  Repayments of notes payable to related parties                -      (113,988)
                                                        ---------   -----------
    Net cash provided by financing activities             282,298       377,473
                                                        ---------   -----------

Net increase in cash                                      106,464       150,879
Cash at beginning of year                                 177,899        76,792
                                                        ---------   -----------
Cash at end of period                                   $ 284,363   $   227,671
                                                        =========   ===========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest              $ 174,115   $   128,456
                                                        =========   ===========


                  The accompanying notes are an integral part of these consolidated financial statements.

                              SOONER HOLDINGS, INC.
                      Consolidated Statements of Cash Flows
                                   (unaudited)

Non-cash transactions:

        In connection with settlement of the lawsuit discussed in Note 7, $71,910 was transferred from accrued liabilities to notes payable for the six month period ended June 30, 2000.

In connection with non-cash issuance of stock during the six month period ended June 30, 2000, the Company recorded:

          1. In exchange for 500,000 shares of stock: Intangible assets of $396,000, property of $20,000, compensation of $30,000, and Redeemable common stock of $446,000
          2. In exchange for 4,200,000 shares of stock: Notes receivable of $252,000.
          3. In exchange for 1,666,666 shares of stock: A reduction in stockholder debt of $100,000.
          4. In exchange for 1,050,000 shares of stock: Compensation expense of $63,000.






































                   The accompanying notes are an integral part
                  of these consolidated financial statements.

                              SOONER HOLDINGS, INC.
                   Notes to Consolidated Financial Statements
                                   (Unaudited)
                                  June 30, 2000


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization and operations
---------------------------

        Sooner Holdings, Inc., an Oklahoma corporation (the "Company"), operates primarily through three of its subsidiaries. New Directions Acquisition Corp.
(NDAC) owns and operates a minimum-security correctional facility in Oklahoma City, Oklahoma. Charlie O Business Park Incorporated (Business Park) is engaged in the ownership and rental of a business park in Oklahoma City, Oklahoma. Sooner Communications, Inc., formed on April 24, 2000, is in engaged in providing enhanced services to the telecommunications industry.

Basis of presentation
---------------------

        The unaudited consolidated financial statements presented herein have been prepared by the Company, without audit, pursuant to the rules and regulations for interim financial information and the instructions to Form 10-QSB and Regulation S-B. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principals have been omitted. These unaudited consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999 (the "1999 Form 10-KSB"). In the opinion of management, the unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring accruals only) which are necessary to present fairly the consolidated financial position, results of operations, and changes in cash flow of the Company. Operating results for interim periods are not necessarily indicative of the results which may be expected for the entire year.

Management plans
----------------

        For the fiscal year ending December 31, 1999, the independent auditor's report included an explanatory paragraph calling attention to a going concern issue. The accompanying consolidated financial statements have been prepared contemplating continuation of the Company as a going concern. The Company has suffered recurring losses from operations, has a shareholders' deficit and a working capital deficiency of $ 1,772,779 at June 30, 2000. In view of these matters, realization of a major portion of the Company's assets is dependent upon the Company's ability to meet its financing requirements and the success of its future operations. Management believes that its plans to revise the Company's operating and financial requirements, as described more fully in the 1999 Form 10-KSB, provide the Company the opportunity to continue as a going concern. However, there can be no assurance that these plans will be successful.

Principles of consolidation
---------------------------

        The accompanying consolidated financial statements have been prepared on the basis of generally accepted accounting principles and include the accounts of Sooner Holdings, Inc. and all majority owned subsidiaries. All significant intercompany transactions have been eliminated.

Reclassifications
-----------------

        Certain reclassifications have been made to the interim 1999 financial statements to conform to the interim 2000 presentation.

NOTE 2 - Property and Equipment

        Property and equipment as of June 30, 2000 is comprised of the following:

  Land                                                               $1,311,400
  Buildings and improvements                                          2,165,974
  Machinery and equipment                                               158,729
  Vehicles                                                               80,968
                                                                      ---------
                                                                     $3,717,071
  Less accumulated depreciation                                         640,853
                                                                      ---------
    Property and equipment, net                                      $3,076,218
                                                                      =========

NOTE 3 - OTHER ASSETS

        Other assets at June 30, 2000 is comprised of the following:

  Rent Deposit                                                       $    1,190
  Receivable from New Direction Centers of America, LLC                 102,315
  Loan commitment fee, less amortization of $4,208                      110,898
  Certificates of deposit                                               267,000
                                                                      ---------
    Other assets, net                                                $  481,403
                                                                      =========

NOTE 4 - NOTES PAYABLE

        Notes payable as of June 30, 2000 consists of the following:
Installment note payable, interest at 8.8%, due August 1,
  2009; collateralized by first mortgage on real estate             $2,487,570

Notes payable to president and CEO, interest at 10%, due
  after June 30, 2001.  Subordinate to first mortgage on
  correctional facility.                                               714,944

Note payable to stockholder, interest at 10%.  Payable
  at $5,000 per month, including principal and interest.
  Not collateralized.  Final payment due January 28, 2001.              32,357

Notes payable to stockholders, interest at 10%, due
  concurrently with balloon promissory note discussed
  below.  Not collateralized.                                          300,000

Revolving line of credit from Bank, interest at prime
  plus 3.25%, currently 11.5%, matures May 5, 2005,
  collateralized by accounts receivable.                                35,000

Balloon promissory note payable to related party
  (see note 6), 10% stated interest per annum, 15%
  effective interest rate, principal and interest due
  June 1, 2001; collateralized by a second mortgage
  on land and facility owned by the Company, net
  of discount of $132,860.                                           1,198,140

Note payable to bank, interest at 10%, due July 13,
  2000.  Secured by personal guarantee of major
  shareholder.                                                          85,000

Note payable to bank, interest at New York prime plus
  2%, due April 20, 2000, collateralized by a first
  mortgage on land and facility owned by the Company.
  Renewed April 20, 2000 until April 20, 2001                          537,023
                                                                     ---------
                                                                     5,390,034
Less current portion and current notes                               1,906,710
                                                                     ---------
        Notes payable - Long Term                                   $3,483,324
                                                                     =========

        In June 1999, the Company refinanced several notes payable that were due to mature. A single note payable to a bank bearing an 8.8% interest rate and maturing in June 2009 replaced these notes.

NOTE 5 - ROYALTY PAYABLE

        As part of a business acquisition, the Company assumed a royalty payable to an individual. The agreement calls for monthly payments of the greater of $6,000 or 6% of the total gross monthly income of NDAC. The agreement expires on April 30, 2017. Future minimum payments under this agreement total $1,218,000. Unamortized discount related to this agreement is $ 787,803 at June 30, 2000. Current portion of the royalty payable is $6,196.

NOTE 6 - related parties

        The Company's related parties are more fully described in the 1999 Form 10-KSB. The following table reflects amounts owed to related parties at June 30, 2000:

                                                     Notes            Accrued
                                                    Payable         Liabilities
                                                    -------         -----------
President and Chairman                            $  714,944         $  140,686
Other Significant Stockholders                       332,357             19,932
New Direction Centers of America, LLC              1,198,140                  -
                                                   ---------          ---------
    Total related party liabilities               $2,245,441         $  160,618
                                                   =========          =========

        In addition, the president and chairman has personally guaranteed $629,108 of the Company's notes payable.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

        Legal Matters
        -------------

        In February 1998, a lawsuit was filed by a business associate against the Company related to the purchase of NDLLC. On January 18, 2000, a settlement was reached. The terms of the settlement include a payment of $76,000 by NDAC. Part of the terms of the settlement included a lump sum payment of $20,000 and an installment note for $56,000 payable at $5,000 per month at 10%, which is included in notes payable at June 30, 2000. The balance due as of the balance sheet date is $32,357.

        The Company is involved in certain other administrative proceedings arising in the normal course of business. In the opinion of management, such matters, including the lawsuit described above, will be resolved without material effect on the Company's results of operations or financial condition.

NOTE 8 - INCOME TAXES

        Due to ongoing losses, the Company's current tax liability is zero. The tax benefit resulting from losses in these financial statements is reduced due to increases in the valuation allowance.

NOTE 9 - STOCKHOLDERS' DEFICIT

        Redeemable Common Stock and Stock Repurchase Agreement
        -------------------------------------------------------

        Effective April 29, 2000, the Company entered into an agreement to acquire certain software, hardware, and services in exchange for 500,000 shares of the Company's restricted common stock. As of that date, the Company believed the value of the stock to be $0.06 per share, or $30,000, and the value of the put feature to be $416,000.

        Part of the agreement constitutes a put feature whereby, if the Company's stock does not trade at or above $1.00 per share during the twelfth month after the date of the contract, the stockholders have the option of requiring the Company to repurchase the stock at $1.00 per share.

        The stock has been recorded as redeemable common stock and excluded from stockholders' equity. If, in fact, the stock does trade within the contract range during the measurement period, the redeemable common stock will be reclassified as capital.

        Employee Stock Option Plan
        --------------------------

        The Company has a stock option plan ("2000 Plan") for directors, officers, key employees, and consultants covering 2,000,000 shares of Company common stock. Options granted under the 2000 Plan may be either "incentive stock options", as defined in Section 422A of the Internal Revenue Code, or "nonqualified stock options", subject to Section 83 of the Internal Revenue Code, at the discretion of the Board of Directors and as reflected in the terms of the written option agreement. The option price shall not be less than 100% of the fair market value of the optioned common stock on the date the options are granted. Options become exercisable based on the discretion of the Board of Directors but must be exercised within ten years of the date of grant.

        At a special meeting of the Board of Directors on June 21, 2000, each of R.C. Cunningham III and Melissa S. Fletcher was granted an option to purchase 300,000 shares of Common Stock exercisable within three years at $0.333 per share, the market price on June 21, 2000.

NOTE 10 - SEGMENT INFORMATION

        The Company operates in the following three segments: commercial leasing, correctional facility operation, and the communications industry. Information concerning the Company's business segments is as follows for the six and three months ended June 30, respectively:

                                                       Six Months    Six Months
                                                         Ended          Ended
                                                        June 30,       June 30,
                                                          2000           1999
                                                       ----------    ----------

Revenues                 Commercial leasing            $  205,541    $  160,203
                         Communications                         0             0
                         Correctional facility            769,474       806,927
                                                        ---------     ---------
                         Total                         $  975,015    $  967,130
                                                        =========     =========

Segment operations
  profit (loss)          Commerical leasing            $   25,669    $ (118,997)
                         Communications                   (83,635)            -
                         Correctional facility           (100,323)        6,419
                         Corporate                       (145,310)      (27,582)
                                                        ---------     ---------
                         Total                         $ (303,599)   $ (140,160)
                                                        =========     =========

Identifiable assets      Commercial leasing            $2,596,665    $2,502,440
                         Communications                   497,394             0
                         Correctional facility          2,495,365     2,585,444
                         Corporate                        199,750       139,638
                                                        ---------     ---------
                         Total                         $5,789,174    $5,227,522
                                                        =========     =========

        Identifiable assets are those assets used in the Company's operations in each area. Corporate income includes general and administrative costs and corporate assets consist primarily of cash, receivables, and other current assets.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

        The general corporation law of Oklahoma and the bylaws of the Registrant provide certain indemnification rights for directors, officers and agents of the Registrant. These indemnification provisions are set forth in the Prospectus under "Indemnification."

Item 25.  Other Expenses of Issuance and Distribution

        The   estimated   expenses  of  this   offering,   other  than  brokers'
commissions, are as follows:

                                                  Estimated
              Item                                  Amount
              ----                                ---------

        Registration fees                          $   250
        Transfer agent's fees                        1,500
        Printing                                     2,000
        Legal                                       20,000
        Accounting                                  35,000
        EDGAR provider fees                          3,000
                                                   -------

                                                   $61,750

        The Registrant, by prior agreement with the selling security holder, will pay all the above expenses. The selling security holder will pay none of them.

Item 26.  Recent Sales of Unregistered Securities

        The following information is provided for all securities sold by the Registrant within the past three years without registering the securities under the Securities Act of 1933. All securities were shares of common stock. There were no underwriters involved in the sales.

                                                                 Dollar Value of
                  No. of                             Cash         Other Type of
   Date        Shares Sold      Purchasers        Consideration   Consideration
   ----        -----------      ----------        -------------  ---------------

 01-01-98       1,000,000(1)   __ persons            $      -        $ 36,000
 04-26-00          250,000     Craig Brooks                 -          15,000(2)
 04-26-00          250,000     Dennis Smith                 -          15,000(2)
 04-26-00        3,000,000     Brian Bothroyd          180,000              -
 04-26-00        1,200,000     Ron Alexander, Sr.       72,000              -
 04-26-00        1,000,000     Thomas J. Kenan          60,000              -
 04-26-00          500,000     Tom Garner                    -         30,000(3)

 04-26-00          100,000     Tom Buxton                               6,000(3)
 04-26-00          200,000     Henson Cash Cargill                     12,000(3)
 04-26-00          100,000     Ron Alexander, Jr.                       6,000(3)
 04-26-00           25,000     Kathy Upton                              1,500(3)
 04-26-00           25,000     Kelly Simmons                            1,500(3)
 04-26-00          100,000     Brian D. Gustas                          6,000(3)
 04-27-00        1,666,666     R.C. Cunningham II                     100,000(4)

------------------------

(1) These shares were issued as part of the purchase price of the New Directions' correctional facility. See "Certain Relationships and Related Transactions" in the Prospectus. The shares were issued pursuant to the exemption from registration provided by Regulation D, Rule 506. No public solicitation or public advertising was employed.

(2) These shares were issued in exchange for this person's one-half interest in the property rights to the CadeumTM hardware and software system that is the basis for the business of the company's communications subsidiary, Sooner Communications, Inc.

(3) These shares were issued to this person in exchange for personal services already rendered to Sooner Holdings, Inc.

(4) These shares were issued to this person in exchange for the reduction of $100,000 in debt owed to him.


Exhibits

        The following exhibits are filed as part of this Registration Statement:

Exhibit
Number         Description of Exhibit
-------        ----------------------

 3(i)   -      Articles of Incorporation of Sooner Holdings, Inc. and amendments thereto.(1)

 3(ii)  -      Bylaws of Sooner Holdings, Inc.(1)

 5             -      Opinion  of  Thomas  J.  Kenan  on  the  legality  of  the securities being registered.

 9             -      2000 Stock Option Plan.


10.1    -      Option  Agreement  by  and  between  Sooner Holdings, Inc.,   New
                      Directions Acquisition Corp., New Direction Centers of America, L.L.C., and Horizon Lodges of America, Inc. dated September 9, 1997.(2)

10.2    -      Purchase and Sale Agreement dated May 7, 1998.(2)

10.3    -      Promissory  Note  between  Sooner  Holdings,  Inc.  and   Bulldog
                      Investment  Company,    an   Arizona   limited   liability
                      company.(5)

10.4    -      Promissory  Note  between  Sooner  Holdings,  Inc.   and   Aztore
                      Holdings, Inc., an Arizona corporation.(5)

10.5    -      Agreement Re:   Debt Cancellation and Release  of Liability dated
                      November 1, 1999 between Sooner Holdings, Inc., Bulldog Investment Company, LLC, and Aztore Holdings, Inc.(5)

16.1           -      Letter re:  change in certifying accountant.(1)

16.2           -      Letter re:  change in certifying accountant.(3)

16.3           -      Letter re:  change in certifying accountant.(4)


22.1           -      Subsidiaries of the registrant.(5)

23             -      Consent of Thomas J. Kenan,  to the reference to him as an attorney who has passed upon certain information contained in the Registration Statement.

23.1           -      Consent   of    Grant  Thornton  LLP,   Certified   Public
                      Accountants, independent auditors of the Registrant.

27             -      Financial Data Schedule.
------------------------

(1) Incorporated by reference to the company's Form 10-KSB for the year ended December 31, 1995 (file number 0-18344).

(2) Filed as an exhibit to the company's Form 8-K, filed June 23, 1999 (file number 0-18344).

(3) Filed as an exhibit to the company's Form 8-K/A, filed May 11, 1999 (file number 0-18344).

(4) Filed as an exhibit to the company's Form 8-K, filed June 16, 1999 (file number 0-18344).

(5) Filed as an exhibit to the company's Form 10-KSB, filed March __, 2000 (file number 0-18344).

Item 28.  Undertakings

        The Registrant will -

        (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) Include any additional or changed material information on the plan of distribution.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, Oklahoma.

Date:  September 25, 2000    SOONER HOLDINGS, INC.



                                        By/s/ R.C. Cunningham II
                                          --------------------------------------
                                          R.C. Cunningham II, President,
                                          and individually as a Director


        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.


Date:  September 25, 2000                 /s/ R.C. Cunningham III
                                          --------------------------------------
                                          R.C. Cunningham III, Vice President
                                          and individually as a Director



Date:  September 26, 2000                 /s/ Ronnie M. Alexander
                                          --------------------------------------
                                          Ronnie M. Alexander, Director



Date:  September 25, 2000                 /s/ Brian Bothroyd
                                          --------------------------------------
                                          Brian Bothroyd, President of Sooner
                                          Communications and Director

PROSPECTUS DELIVERY OBLIGATION. All dealers or brokers that effect transactions in these securities for the selling security holders are required to deliver a Prospectus.

                              Sooner Holdings, Inc.

                  Exhibits to Form SB-2 Registration Statement



Exhibit
Number                Description of Exhibit
-------               ----------------------

 5             -      Opinion  of   Thomas J.  Kenan  on  the  legality  of  the
                      securities being registered.

 9             -      2000 Stock Option Plan.

23             -      Consent of Thomas J. Kenan,  to the reference to him as an attorney who has passed upon certain information contained in the Registration Statement.

23.1           -      Consent  of   Grant   Thornton   LLP,   Certified   Public
                      Accountants, independent auditors of the Registrant.

27             -      Financial Data Schedule.